UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.	)

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CREE, INC.
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_________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
_________________________________________________________________

To the Shareholders of Cree, Inc.:

The 2018 Annual Meeting of Shareholders of Cree, Inc. will be held at the offices of the corporation at the Cree Lighting Experience Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 22, 2018, at 12:00 p.m. local time, to consider and vote upon the following matters and to transact such other business as may be properly brought before the meeting:

•	Proposal No. 1—Election of eight directors

•	Proposal No. 2—Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending June 30, 2019

•	Proposal No. 3—Advisory (nonbinding) vote to approve executive compensation
All shareholders are invited to attend the meeting in person. Only shareholders of record at the close of business on August 27, 2018 are entitled to notice of and to vote at the meeting.
By order of the Board of Directors,

Bradley D. Kohn
Secretary
Durham, North Carolina
September 7, 2018

PLEASE NOTE:

We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s “notice and access” rules. Beginning on or about September 12, 2018, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our 2018 Proxy Statement and 2018 Annual Report on the Internet. The Notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.
Whether or not you plan to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: (1) over the Internet, by accessing the website address www.proxyvote.com; (2) by telephone, by calling the toll-free telephone number 1-800-690-6903; or (3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope.

CREE, INC.
____________________
PROXY STATEMENT
____________________

2018 PROXY SUMMARY

This summary highlights information contained in this proxy statement. The summary does not contain all of the information that you should consider; please read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders	•	Place: Cree, Inc. offices at the Cree Lighting Experience Center, 4408 Silicon Drive, Durham, North Carolina 27703
	•	Date and time: Monday, October 22, 2018, at 12:00 p.m.
	•	Record Date: August 27, 2018
	•	Approximate Date of Availability of Proxy Materials: September 12, 2018
•
Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to vote for each director nominee and to one vote for each of the other proposals to be voted on.

Voting matters and Board recommendations	•	Election of eight directors (FOR THE NOMINEES)
	•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2019 (FOR)
	•	Advisory (nonbinding) vote to approve executive compensation (FOR)

Board nominees	•	John C. Hodge. Founding Partner of Rubicon Technology Partners.
	•	Clyde R. Hosein. Executive Vice President and Chief Financial Officer of Automation Anywhere, Inc. Cree Director since 2005.
	•	Darren R. Jackson. Former Board Member and Chief Executive Officer of Advance Auto Parts, Inc. Cree Director since May 2016.
	•	Duy-Loan T. Le. President of DLE Management Consulting LLC.
	•	Gregg A. Lowe. Cree, Inc. President and Chief Executive Officer. Cree Director since 2017.
	•	John B. Replogle. Founding Partner of One Better Ventures, LLC. Cree Director since 2014.
	•	Thomas H. Werner. Chairman and Chief Executive Officer of SunPower Corporation. Cree Director since 2006.
	•	Anne C. Whitaker. Managing Director of Anne Whitaker Group, LLC. Cree Director since 2013.

Executive officers at end of fiscal year	•	Gregg A. Lowe, President and Chief Executive Officer
	•	Michael E. McDevitt, Executive Vice President and Chief Financial Officer
	•	David T. Emerson, Executive Vice President–LED Products

Independent auditors
Although not required, we ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending June 30, 2019. Our Board of Directors recommends a FOR vote.

Advisory (nonbinding) vote to approve executive compensation	Annually, our shareholders consider and vote on the compensation of our named executive officers on an advisory (nonbinding) basis. Our Board of Directors recommends a FOR vote.

MEETING INFORMATION

The Board of Directors of Cree, Inc. (“Cree” or the “Company”) is asking for your proxy for use at the 2018 Annual Meeting of Shareholders and any adjournments of the meeting. The meeting will be held at our offices at the Cree Lighting Experience Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 22, 2018, at 12:00 p.m. local time, to conduct the following business and such other business as may be properly brought before the meeting: (1) election of the eight directors listed in this proxy statement; (2) ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2019; and (3) advisory (nonbinding) vote to approve executive compensation.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending June 30, 2019, and FOR the advisory (nonbinding) vote to approve executive compensation.

Beginning on or about September 12, 2018, proxy materials for the annual meeting, including this proxy statement and our 2018 Annual Report, are being made available to shareholders entitled to vote at the annual meeting. The Annual Report is not part of our proxy soliciting materials.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to Be Held on October 22, 2018:

The Annual Report and proxy statement will be available on the Internet at
www.cree.com/annualmeeting.

Pursuant to the Securities and Exchange Commission’s “Notice and Access” rules, we are furnishing proxy materials to our shareholders primarily via the Internet. Beginning on or about September 12, 2018, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, containing instructions on how to access our proxy materials on the Internet, including our proxy statement and our Annual Report. The Notice also instructs you on how you can vote using the Internet and by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet or by telephone, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. If, however, you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING PROCEDURES
Who Can Vote
Only shareholders of record of the Company at the close of business on August 27, 2018 are entitled to vote at the meeting and any adjournments of the meeting. At that time, there were 101,790,665 shares of the Company’s common stock outstanding, each of which is entitled to one vote on each matter submitted to a vote at the meeting.
How You Can Vote
You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet by following the directions on your Notice to access the website address at www.proxyvote.com. The deadline for voting over the Internet is Sunday, October 21, 2018 at 11:59 p.m. Eastern time.

•	Voting by Telephone. You can vote by calling the toll-free telephone number at 1-800-690-6903. The deadline for voting by telephone is Sunday, October 21, 2018 at 11:59 p.m. Eastern time.

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Voting by Mail. If you requested printed proxy materials, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Sunday, October 21, 2018.

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Voting in Person. You can vote in person at the meeting if you are the record owner of the shares to be voted. You can also vote in person at the meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner. If a broker, bank, custodian or other nominee holds your shares, to vote in person at the meeting you must present a letter or other proxy appointment, signed on behalf of the broker or nominee, granting you authority to vote the shares.

How You Can Revoke Your Proxy and Change Your Vote
You can revoke your proxy and change your vote by (1) attending the meeting and voting in person; (2) delivering written notice of revocation of your proxy to the Secretary at any time before voting is closed; (3) timely submitting new voting instructions by telephone or over the Internet as described above; or (4) if you requested printed proxy materials, timely submitting a signed proxy card bearing a later date.
How Your Proxy Will Be Voted
If you timely submit your proxy over the Internet, by telephone, or by proxy card as described above and have not revoked it, your shares will be voted or withheld from voting in accordance with the voting instructions you gave. If you timely submit your proxy as described above without giving voting instructions, your shares will be voted FOR the election of the director nominees listed in this proxy statement, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2019, and FOR the advisory (nonbinding) vote to approve executive compensation.
How You Can Vote Shares Held by a Broker or Other Nominee
If a broker, bank, custodian or other nominee holds your shares, you may have received a notice or voting instruction form from them. Please follow the directions that your broker, bank, custodian or other nominee provides or contact the firm to determine the voting methods available to you. Brokers are no longer permitted to vote in the election of directors (and many other matters, including Proposal 3) if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you are a beneficial owner, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal 2 if you do not instruct your broker how you wish to vote your shares.

Quorum Required
A quorum must be present at the meeting before business can be conducted. A quorum will be present if a majority of the shares entitled to vote are represented in person or by proxy at the meeting. Shares represented by a proxy with instructions to withhold authority to vote or to abstain from voting on any matter will be considered present for purposes of determining the existence of a quorum. Shares represented by a proxy as to which a broker, bank, custodian or other nominee has indicated that it does not have discretionary authority to vote on certain matters (sometimes referred to as “broker non-votes”) will also be considered present for purposes of determining the existence of a quorum.
Vote Required

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Proposal 1 (Election of Directors). Directors will be elected by a plurality of the votes cast. The nominees who receive the most votes will be elected to fill the available positions. Shareholders do not have the right to vote cumulatively in electing directors. Withholding authority in your proxy to vote for a nominee will result in the nominee receiving fewer votes.

As set forth in the Corporate Governance Principles adopted by the Board of Directors, except in cases when there are more nominees than available seats, if a nominee elected to the Board by plurality vote received a number of “withhold” votes that is greater than 50% of all votes cast with respect to that nominee, the nominee shall tender the nominee’s resignation from the Board in writing to the Chairman prior to the first regular meeting of the Board that follows the meeting of shareholders at which the election was held and any meeting of the Board held in connection with it. The resignation will be effective if and when it is accepted by the Board. Promptly after the Board reaches a decision, the Company will publicly disclose the action taken by the Board regarding the director’s tendered resignation.

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Proposal 2 (Ratification of Appointment of Auditors). The proposed ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2019 will be approved if the votes cast for approval exceed the votes cast against approval. Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2018 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.

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Proposal 3 (Advisory (Nonbinding) Vote to Approve Executive Compensation). With respect to the advisory (nonbinding) vote to approve executive compensation, the executive compensation will be approved if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon the Board of Directors, it will not overrule any decision by the Board, and it will not create or imply any additional fiduciary duties on the Board or any member of the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Abstentions and broker non-votes will not be counted for purposes of determining whether these proposals have received sufficient votes for approval.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Nominees for Election as Directors
Six of the persons nominated for election to the Board of Directors at the annual meeting are currently serving as directors of the Company. Robert A. Ingram and C. Howard Nye, who have served on the Board since December 2008 and October 2015, respectively, are not standing for re-election and will retire from the Board following the expiration of their terms at the 2018 Annual Meeting of Shareholders. Upon the recommendation of the Governance and Nominations Committee, the Board of Directors has nominated John Hodge and Duy-Loan Le, who have not previously been associated with the Company, for election as directors. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the accompanying proxy may be voted for a substitute nominee, if any, designated by the Board. The term of office of each person elected as a director will continue until the later of the next annual meeting of shareholders or until such time as his or her successor has been duly elected and qualified.
The following tables list the nominees for election and information about each nominee. The Governance and Nominations Committee has recommended each nominee to the Board of Directors. Each nominee meets the criteria set forth in the Corporate Governance Principles, including that no Company director shall serve on more than four public company boards of directors, inclusive of service on the Company’s Board. In addition, each nominee meets the minimum share ownership guidelines set forth in the Corporate Governance Principles, under which the Chief Executive Officer is expected to own shares with a value not less than five times his base salary, and each non-employee member of the Board is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board committees, within five years after election or appointment to the Board.
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board select qualified candidates for membership on the Board. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include (1) ensuring that the Board, as a whole, is diverse as to race, gender, culture, thought and geography, such that the Board reflects a range of viewpoints, backgrounds, skills, experience and expertise, and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties; (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially; (3) questions of independence, possible conflicts of interest and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all shareholders; (4) the extent to which the candidate would fill a present need on the Board; and (5) whether the candidate can make sufficient time available to perform the duties of a director.

Name	Age	Principal Occupation and Background	Director Since
John C. Hodge	51
Mr. Hodge is a founding partner of private-equity firm Rubicon Technology Partners, which he joined in 2012. Prior to that, Mr. Hodge was a Senior Advisor and Senior Managing Director with Blackstone Group, a private equity firm, from 2006 to 2011. From 1998 to February 2006, Mr. Hodge was Senior Advisor, Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge has spent more than 25 years as an investor in and advisor to the global semiconductor and technology industry.
Mr. Hodge’s qualifications to serve as a director include his years of experience in private equity, corporate finance, and merger and acquisition transactions and his extensive experience as a director of semiconductor companies, including Silicon Image, Inc. from 2007 to 2014 and Freescale Semiconductor, Ltd. from 2008 to 2011. He brings to the Company’s Board of Directors his financial expertise and his work as a private equity investor analyzing and focusing on creating long-term value through operational improvements utilizing a repeatable process driven approach.
			N/A
Clyde R. Hosein	59
Mr. Hosein has been a member of the Board of Directors since December 2005. Since February 2018, he has served as Chief Financial Officer of Automation Anywhere, Inc., an enterprise software provider of robotic process automation. From August 2013 to May 2017, he served as Executive Vice President and Chief Financial Officer of RingCentral, Inc., a publicly traded provider of software-as-a-service cloud-based business communications solutions. Prior to this, Mr. Hosein served from June 2008 to October 2012 as Chief Financial Officer of Marvell Technology Group Ltd., a publicly traded semiconductor provider of high-performance analog, mixed-signal, digital signal processing and embedded microprocessor integrated circuits, and he also served as its Interim Chief Operating Officer and Secretary from October 2008 to March 2010. From 2003 to 2008, he served as Vice President and Chief Financial Officer of Integrated Device Technology, Inc., a provider of mixed-signal semiconductor solutions. From 2001 to 2003, he served as Senior Vice President, Finance and Administration and Chief Financial Officer of Advanced Interconnect Technologies, a semiconductor assembly and test company. He has also held other senior level financial positions, including the role of Chief Financial Officer at Candescent Technologies, a developer of flat panel display technology. Early in his career he spent 14 years in financial and engineering roles at IBM Corporation.
Mr. Hosein’s qualifications to serve as a director include his service on the Company’s Board of Directors and its Audit Committee during the past thirteen years, his years of experience as an executive officer in publicly traded companies in the semiconductor industry, including his roles in operational management, his substantial experience as a chief financial officer responsible for the finance and accounting functions of publicly traded companies, his qualifications as an audit committee financial expert, and his technical background and significant experience in technology-based companies generally.
			2005

Name	Age	Principal Occupation and Background	Director Since
Darren R. Jackson	53
Mr. Jackson joined the Board of Directors in May 2016, and, effective as of the 2018 Annual Meeting of Shareholders, will become Chairman of the Board of Cree. From July 2004 to January 2016, he served on the Board of Directors of Advance Auto Parts, Inc., and served as its Chief Executive Officer from January 2008 to January 2016.  Mr. Jackson also served as President of Advance Auto Parts from January 2008 to January 2009 and from January 2012 to April 2013. Prior to this, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. Mr. Jackson joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions, including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. Mr. Jackson has also served as a director of Fastenal Company, which sells industrial and construction supplies, since July 2012.
Mr. Jackson has served as Chairman of the Company’s Audit Committee since August 2016. His qualifications to serve as a director include his years as a Chief Executive Officer, President and Chief Financial Officer of publicly traded companies in the retail and distribution industries, including his operational, logistical and executive management, financial and accounting acumen and experience.
			2016
Duy-Loan T. Le	56
Ms. Le retired from Texas Instruments Inc. (NASDAQ: TXN) in July 2017, most recently holding the title of Senior Fellow since 2002. During her 33 year career at Texas Instruments, Ms. Le held various leadership positions, including Advanced Technology Ramp Manager for the Embedded Processing Division and worldwide project manager for the Memory Division. Since 2016, she has been president and sole partner of DLE Management Consulting LLC, a management consulting firm. Ms. Le has 33 years of experience in semiconductors, specifically in chip design, silicon manufacturing technology development, and advanced technology manufacturing from concept to high volume production, and 33 years of global business experience, including managing global R&D centers, joint ventures, foundries, and OSAT (Outsourced Semiconductor Assembly and Test) partnerships in Asia and Europe. Ms. Le is currently a member of the board of directors of Ballard Power Systems (NASDAQ: BLDP) and National Instruments Corp. (NASDAQ: NATI).
Ms. Le’s qualifications to serve as a director include her extensive experience in various aspects of semiconductor design and manufacture, including operations, research and development, product launch, customer interfacing, foundry partnership, and supply chain management while at Texas Instruments. She also has 16 years of experience serving on public company boards of directors.
			N/A

Name	Age	Principal Occupation and Background	Director Since
Gregg A. Lowe	56
Mr. Lowe has served as the Company’s President, Chief Executive Officer and as a member of the Board of Directors since September 2017. From June 2012 to December 2015, he served as president and CEO of Freescale Semiconductor, Ltd. a $5 billion company with 17,000 employees and products serving automotive, industrial, consumer and communications markets. Prior to that, he had a long career spanning 28 years at Texas Instruments, most recently serving as senior vice president and leader of the analog business. In addition to his experience with semiconductor companies, Mr. Lowe also holds board positions with Silicon Labs in Austin, Texas (NASDAQ: SLAB); Baylor Healthcare System in Dallas, Texas; and The Rock and Roll Hall of Fame in Cleveland, Ohio, where he co-chairs the education committee for the board.
Mr. Lowe brings to the Board extensive leadership and deep industry experience from his long career serving publicly-traded companies in the semiconductor industry. Further, Mr. Lowe’s leadership position as the Chief Executive Officer of the Company equips him with a unique perspective to inform Board deliberations on the vision for the company moving forward in addition to crucial insights on the general management and operations of the Company.
			2017
John B. Replogle	52
Mr. Replogle joined the Board of Directors in January 2014. Since October 2017, he has served as a Founding Partner of One Better Ventures, LLC, a venture capital firm focused on consumer brands that have a positive impact. From March 2011 to October 2017, he served as Chief Executive Officer and President of Seventh Generation, Inc., a manufacturer and distributor of sustainable household products. From 2006 to 2011, Mr. Replogle served as President and Chief Executive Officer of Burt's Bees, Inc., and from 2003 to 2006, he served as General Manager of Unilever's Skin Care division. Previously, he worked for Diageo, Plc for seven years in a number of different capacities, including as President of Guinness Bass Import Company and Managing Director of Guinness Great Britain. He started his career with the Boston Consulting Group. Mr. Replogle also served as a director of Sealy Corporation, a publicly traded mattress manufacturer, from 2010 to 2013, until its sale to Tempur-Pedic International Inc.
Mr. Replogle’s qualifications to serve as a director include significant senior executive leadership experience, including twelve years of experience as chief executive officer at two companies, as well as deep experience in marketing, branding and distribution of consumer goods. This experience provides him valuable perspective in his role as a director and member of our Audit Committee.
			2014

Name	Age	Principal Occupation and Background	Director Since
Thomas H. Werner	58
Mr. Werner has been a member of the Board of Directors since March 2006. He has served as Chief Executive Officer for SunPower Corporation, a publicly traded manufacturer of high-efficiency solar cells and solar panels, since June 2003, and is also Chairman of its Board of Directors. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company.
Mr. Werner’s qualifications to serve as a director include his twelve years of service on the Company’s Board of Directors and his eleven years serving as Chairman of its Compensation Committee. In addition to his technical expertise, he brings to the Board significant executive leadership and operational management experience gained at businesses in the technology sector, and the semiconductor industry in particular, including his experience as a chief executive officer of a publicly traded “green technology” company for the past fifteen years.
			2006

Name	Age	Principal Occupation and Background	Director Since
Anne C. Whitaker	51
Ms. Whitaker joined the Board of Directors in December 2013. Since April 2018, she has served as the Managing Partner for Anne Whitaker Group, LLC, a consultant and professional service firm focused primarily on advising biotech and specialty pharmaceutical companies with commercial and product development strategy. Ms. Whitaker started her healthcare career in 1991 as a sales representative with The Upjohn Company, now Pfizer, Inc. (NYSE: PFE). She subsequently transitioned to GlaxoSmithKline PLC (NYSE: GSK) in 1992 where she rose in the leadership ranks to become a member of the global management team as the Global Head of the Leadership and Organization Development Centre of Excellence and ultimately served as the Senior Vice President and Business Unit Head for the Cardiovascular, Metabolic, and Urology franchises leading more than 3,000 employees across the U.S. from September 2009 to September 2011. Ms. Whitaker joined Sanofi SA (Euronext Paris: SAN-FR) in 2011 where she served through August 2014 as the President of the North America Region and CEO of Sanofi US, LLC, where she led more than 5,000 employees to deliver revenues exceeding $16B annually. Ms. Whitaker served as the CEO and President of Synta Pharmaceuticals, Inc. (NASDAQ: SNTA) an oncology focused late stage pharmaceutical development company, which is now Madrigal Pharmaceuticals (NASDAQ: MDGL), from September 2014 to April 2015. She joined Bausch Healthcare Companies (NYSE: BHC) in May 2015 and served through January 2017 as Executive Vice President and Company Group Chairman for the global branded pharmaceutical segment where she notably led the successful integration of two multi-billion dollar businesses, Salix Pharmaceuticals and Dendreon. Her responsibility also included leading the U.S. pharmaceutical commercial and market access operations and the Canadian and Western European Regions. In 2017 Ms. Whitaker transitioned to the early stage biotech sector and helped build Novoclem Therapeutics, Inc., a subsidiary of KNOW Bio, LLC, focused on developing therapies to treat people living with severe, chronic respiratory diseases.
Ms. Whitaker previously served on the board of publicly traded Synta Pharmaceuticals, Inc. (NASDAQ: SNTA), now Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), and privately held companies including Novoclem Therapeutics, Inc. and KNOW Bio, LLC.
Ms. Whitaker is currently an independent director on the board of two additional publicly traded companies, Mallinckrodt, Plc (NYSE: MKN), a specialty pharmaceutical company and Vectura Group, Plc (London Exchange: VEC-GB), a pharmaceutical and medical device company. She was appointed in 2018 by the Governor of Alabama to serve as a Trustee for the University of North Alabama.
Ms. Whitaker brings to the Board her experience as a publicly traded CEO along with more than a decade of senior executive commercial and human resource experience at some of the most respected publicly traded global pharmaceutical companies in the world. Her experience in the life science industry growing and managing complex multi-division businesses, along with her insights on product research and development, intellectual property creation and protection, and key commercial functions including market access, customer relationship management, sales and marketing, provide her with a unique perspective in her role as a director and member of our Compensation Committee and Nomination and Governance Committee.
			2013

Summary of Skills of Nominees
The Board of Directors recommends shareholders
vote FOR election of the nominees named above.

Executive Officers
Mr. Lowe serves as both an executive officer of the Company and a member of the Board of Directors. Neill P. Reynolds (age 43) and David T. Emerson (age 49) also serve as executive officers of the Company.
Mr. Reynolds was appointed as Executive Vice President and Chief Financial Officer of the Company effective August 27, 2018. Before joining the Company, Mr. Reynolds most recently served as the Senior Vice President of Finance, Strategy and Procurement for NXP Semiconductors N.V., or NXP, since December 2015. Prior to this time, Mr. Reynolds served as Vice President of Finance for Freescale Semiconductor, Ltd., or Freescale, from January 2013 until November 2015. Prior to his work with NXP and Freescale, Mr. Reynolds served in finance positions with other international technology companies including General Electric and Advanced Micro Devices.
Mr. Emerson was appointed as Executive Vice President and General Manager–LED Products of the Company on September 1, 2017 (having led the LED Products business as General Manager of that business since December 2013). Prior to December 2013, he served as Vice President and General Manager of the LED Chips & Materials business. Mr. Emerson’s roles at Cree have included:  Director, R&D Components; Director, R&D Opto.; Manager, Process Development Engineering; and Manager, Research Science.  Prior to joining Cree, Dave held positions as a Graduate Research Assistant and Post-Doctoral Research Associate at Cornell University while earning his Ph.D.
Code of Ethics
We have adopted a Code of Ethics applicable to our senior financial officers, including our Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and Executive Vice Presidents. The full text of our Code of Ethics is published on our website at www.cree.com. Consistent with Item 5.05 of Form 8-K, we intend to disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver. We will also provide a copy of our Code of Ethics to any person, without charge. All such requests should be in writing and sent to the attention of the Corporate Secretary, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703.
Board Composition and Independence of Directors
The size of the Board of Directors was fixed at not less than five nor more than nine members by the Company’s shareholders, with the Board determining the number within that range from time to time. Eight persons have been nominated for election at the annual meeting. The accompanying proxy cannot be voted for more than eight nominees.
A majority of the Board of Directors must be comprised of independent directors for the Company to comply with the listing requirements of The Nasdaq Stock Market LLC, or the Nasdaq Listing Rules. Currently, the Board of Directors is composed of Messrs. Lowe, Hosein, Jackson, Replogle, and Werner and Ms. Whitaker, in addition to Messrs. Robert A. Ingram and C. Howard Nye, who are not standing for re-election at the Annual Meeting. The Board of Directors has determined that seven of the present directors—Messrs. Hosein, Ingram, Jackson, Nye, Replogle, and Werner and Ms. Whitaker—are each an “independent director” within the meaning of the applicable Nasdaq Listing Rules. In addition, the Board of Directors has determined that Mr. Hodge and Ms. Le, who have been nominated for election as directors, would each be an “independent director” within the meaning of the applicable Nasdaq Listing Rules.

The Leadership Structure of the Board of Directors
The leadership of the Board of Directors includes the Chairman of the Board, the Lead Independent Director (if the Chairman is not independent), and the Chairman of each of the Audit Committee, the Compensation Committee and the Governance and Nominations Committee.
The responsibilities of the Chairman of the Board under our Bylaws are to preside at meetings of the Board of Directors and shareholders and to perform such other duties as may be directed by the Board from time to time. The Chairman also has the power to call meetings of the Board of Directors and of the shareholders. Mr. Ingram was elected as Chairman of the Board effective September 27, 2017, replacing our former CEO Mr. Swoboda following his resignation. The Board has elected Mr. Jackson to succeed Mr. Ingram effective following the 2018 Annual Meeting of Shareholders.
The Board has adopted Corporate Governance Principles that call for the Board to designate a Lead Independent Director any time that the Chairman of the Board is not an independent director. Prior to his election as Chairman of the Board, Mr. Ingram served as our Lead Independent Director beginning in 2011. The independent directors meet at regularly scheduled sessions immediately following each regularly scheduled Board of Directors meeting without other directors or members of management present. As specified in the Corporate Governance Principles, the responsibilities of the Lead Independent Director, if applicable, include the following:

•	In the absence of the Chairman, the Lead Independent Director serves as acting Chairman presiding over meetings of the Board of Directors and shareholders;

•
The Lead Independent Director convenes and presides over meetings of the independent directors and communicates the results of these sessions where appropriate to the Chairman, other management or the Board;

•	In general, the Lead Independent Director serves as principal liaison between the independent directors and the Chairman and between the independent directors and other management; and

•	The Lead Independent Director reviews agendas for Board of Directors meetings in advance with the Chairman.
The day-to-day work of the Board of Directors is conducted through its three principal standing committees—Audit, Compensation and Governance and Nominations—to which the Board has delegated authority and responsibilities in accordance with the committees’ respective charters. The Chairmen of each of these committees are independent directors appointed by the Board upon the recommendation of the Governance and Nominations Committee. Under our Corporate Governance Principles, the Chairman of each committee is responsible for development of the agenda for committee meetings, and each committee must regularly report to the Board of Directors on the discussions and actions of the committee.
The Board of Directors has determined that this leadership structure is appropriate for the Company and best serves the interests of the shareholders under the present circumstances. In particular, the Board has determined that the Company is best served by having Mr. Jackson hold the position of Chairman of the Board after the 2018 Annual Meeting of Shareholders. This determination is based in part upon the experience, leadership qualities and skills that Mr. Jackson brings to the Board, as detailed in the section captioned “Nominees for Election as Directors” on page 6. In addition, Mr. Jackson has familiarity with the Company’s unique opportunities and challenges from his prior service on the Board, in addition to his wealth of public company executive and board experience, including previously serving as Chief Executive Officer and director of Advance Auto Parts, Inc. As such, the Board determined that Mr. Jackson’s ability to lead discussions on matters affecting the Company maximizes the efficiency and productivity of the deliberations of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also affirmatively determined not to adopt a policy on whether the roles of Chairman and CEO should be separated or combined because the Board believes that there is no single best blueprint for structuring board leadership and that, as circumstances change, the optimal leadership structure may change.

Board’s Role in Risk Oversight
The Board, acting through itself or one or more of its committees, has general oversight responsibility for corporate risk management, including oversight of management’s implementation of risk management practices. While the Board is responsible for risk oversight, management is ultimately responsible for assessing and managing our risk exposures. The Board directly oversees management’s assessment, mitigation efforts and monitoring of strategic and operational risks, such as those relating to competitive dynamics, market trends and developments in the Company’s industry, changes in economic conditions and cybersecurity. Senior management regularly updates business plans for each of the Company’s product lines, including an assessment of strategic and operational risks and responses to identified risks, and members of the Board and senior management meet annually to review these plans. In addition, senior management reports to the Board at each quarterly Board meeting on progress made against these strategic plans, including an update on changes in risk exposure and management’s responses to the changes.
The Board also fulfills its risk oversight role through its committees. Specifically, the Audit Committee charter assigns it the responsibility to review periodically with management, the internal auditors, and the independent auditors the Company’s significant financial risk exposures, including the Company’s policies with respect to risk assessment and Company-wide risk management, and to assess the steps management has taken to monitor and control such exposures. The Audit Committee regularly discusses material risks and exposures with our independent registered public accounting firm and receives reports from our accounting and internal audit management personnel regarding such risks and exposures and how management has attempted to minimize the exposures. The Audit Committee’s primary focus is financial risk, including our internal control over financial reporting. Particular areas of focus of the Audit Committee include risks associated with taxes, liquidity, investments, information technology security, material litigation, and compliance.
Similarly, the Compensation Committee charter assigns it the responsibility to review periodically with management the Company’s compensation programs as they relate to risk management practices and risk-taking incentives, including an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk-taking. The Committee also considers risk management as it develops and approves incentive and other compensation programs for our executive officers, and it performs risk oversight in the area of management succession.
Each of these committees reports to the Board of Directors with respect to the risk categories it oversees. These ongoing discussions enable the Board to monitor our risk exposure and evaluate our risk mitigation efforts.
Compensation Program Risk Assessment
We have assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The risk assessment process included a review by management and by Radford, an Aon Hewitt Company, independent consultants to the Compensation Committee, of compensation policies and practices, focusing on programs with variable compensation, specifically:

•	restricted stock unit awards and performance stock unit awards under our 2013 Long-Term Incentive Compensation Plan, or the LTIP;

•	performance unit awards payable to our CEO and to our Executive Vice Presidents under the LTIP which provide for cash payments based upon achieving annual corporate financial goals;

•
awards under our cash incentive bonus plan, in which most of our senior managers (other than our currently employed named executive officers) participate and may receive payments based upon achieving annual corporate financial goals; and

•	sales commission incentive programs for our sales personnel.
Based upon this review, we concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking.  We believe our programs are appropriately designed to encourage our employees to make decisions that should result in positive short-term and long-term results for our business and our shareholders.  Management and Radford reviewed the results of this review with the Compensation Committee at a meeting in August 2018, and the Committee concurred with management’s assessment at that time.

Attendance at Meetings
The Board of Directors held nine meetings during fiscal 2018. Each incumbent director attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors held during the period in which he or she was a director and the number of meetings of committees on which he or she served that were held during the period of his or her service.
The Company expects all directors to attend each annual meeting of shareholders absent good reason. All eight directors serving at that time and standing for reelection attended the 2017 Annual Meeting of Shareholders.
Standing Committees
The standing committees of the Board of Directors include the Audit Committee, the Governance and Nominations Committee and the Compensation Committee. Each of these committees operates under a written charter adopted by the Board of Directors, copies of which are available on the Company’s website at www.cree.com. Each committee is composed solely of independent directors. The following is a brief description of the responsibilities of each of the existing standing committees and their composition.
Audit Committee
The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The responsibilities of the Audit Committee include acting on the Board of Directors’ behalf in providing oversight with respect to (1) the quality and integrity of the Company’s financial statements and internal accounting and financial controls; (2) all audit, review and attest services relating to the Company’s financial statements and internal controls, including the appointment, compensation, retention and oversight of the work of the independent auditors engaged to provide audit services to the Company; and (3) the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee is charged with conducting appropriate review and oversight of any related person transactions, other than related person transactions for which the Board of Directors has delegated review to another independent body of the Board of Directors.
The members of the Audit Committee during fiscal 2018 were Messrs. Ingram, Hosein, Jackson and Replogle. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules, including the special independence requirements applicable to Audit Committee members. Effective as of the 2018 Annual Meeting, Mr. Hosein will be Chairman of the Audit Committee. Mr. Jackson served as Audit Committee Chairman from August 2016 to October 2018. Mr. Hodge will join the Audit Committee after the 2018 Annual Meeting. The Board of Directors has determined that each of Messrs. Ingram, Hodge, Hosein, Jackson and Replogle is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The Audit Committee held eight meetings during fiscal 2018. The Audit Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Governance and Nominations Committee
The Governance and Nominations Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibilities to shareholders by (1) identifying individuals qualified to become directors and recommending that the Board of Directors select the candidates for all directorships to be filled by the Board of Directors or by the shareholders; (2) upon the recommendation of the Compensation Committee, determining compensation arrangements for non-employee directors; (3) developing and recommending to the Board of Directors corporate governance principles for the Company; and (4) otherwise taking a leadership role in shaping the corporate governance of the Company.
The members of the Governance and Nominations Committee during fiscal 2018 were Messrs. Hosein, Ingram, Jackson, Nye, Replogle, and Werner and Ms. Whitaker. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Effective as of the 2018 Annual Meeting, Mr. Replogle will be Chairman of the Governance and Nominations Committee. Mr.

Nye served as Governance and Nominations Committee Chairman from August 2016 to October 2018. Both Mr. Hodge and Ms. Le will join the Governance and Nominations Committee after the 2018 Annual Meeting. The Governance and Nominations Committee charter establishes a policy with regard to the consideration of director candidates, including those candidates recommended by shareholders. The Committee will consider written nominations properly submitted by shareholders according to procedures set forth in the Company’s Bylaws. For a description of these procedures and policies regarding nominations see “Procedures for Director Nominations” and “2019 Annual Meeting of Shareholders” on page 62 below. The Governance and Nominations Committee held four meetings during fiscal 2018. The Governance and Nominations Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.
Compensation Committee
The Compensation Committee is appointed by the Board of Directors to assist the Board of Directors in discharging its overall responsibility relating to executive officer and director compensation and to oversee and report to the Board of Directors as appropriate on the Company’s compensation and benefit policies, programs and plans, including its stock-based compensation programs and employee stock purchase plan. The Compensation Committee approves the compensation of all executive officers, administers the Company’s stock-based compensation programs and recommends compensation for non-employee directors to the Governance and Nominations Committee for approval. In addition, the Compensation Committee is charged with conducting appropriate review and oversight of any related person transactions involving compensation for directors or executive officers or their immediate family members and engaging and evaluating the Company’s compensation advisors, including evaluation of the advisors’ independence in advance of engagement.
The Compensation Committee may delegate its authority to adopt, amend, administer and/or terminate any benefit plan, other than retirement plans or stock-based compensation plans or non-stock-based compensation plans in which directors or executive officers are eligible to participate, to the Company’s CEO, any other officer of the Company, or to a committee the membership of which consists of at least one Company officer. To the extent not inconsistent with governing requirements, the Committee may also delegate its authority to grant equity awards other than awards to directors and executive officers to a committee comprised solely of executive officers or to one or more executive officers and may delegate its authority for day-to-day administration of the Company’s stock-based plans to any officer or employee of the Company.
The Compensation Committee generally makes decisions and recommendations regarding annual compensation at its August meeting each year. The Committee solicits the recommendations of the Company’s CEO with respect to the compensation of the Company’s executive officers other than himself and factors these recommendations into the determination of compensation, as described in “Compensation Discussion and Analysis.” In addition, the Compensation Committee engaged Radford to conduct an annual review of the Company’s compensation program for its executive officers and directors, including a review for fiscal 2018. Radford provided the Committee with relevant market data and recommendations to consider when making compensation decisions with respect to the executive officers and in making recommendations to the Governance and Nominations Committee with respect to the compensation of non-employee directors. The Company also engaged Radford for additional services as further discussed in the section entitled “Role of Compensation Consultant” on page 27 below.
The members of the Compensation Committee during fiscal 2018 were Messrs. Nye and Werner and Ms. Whitaker. Ms. Le will join the Compensation Committee after the 2018 Annual Meeting. The Board of Directors has determined that all members of the Committee are “independent directors” within the meaning of the applicable Nasdaq Listing Rules. Mr. Werner is Chairman of the Compensation Committee and has served in that capacity since 2007. The Compensation Committee held five meetings during fiscal 2018. The Compensation Committee from time to time also takes action by unanimous written consent in lieu of holding a meeting.

Certain Transactions and Legal Proceedings
Transactions with Intematix Corporation
In July 2010, Mark Swoboda was appointed Chief Executive Officer of Intematix Corporation, or Intematix, and subsequently resigned as Chief Executive Officer in 2017 when the company was sold. Prior to his appointment as Chief Executive Officer, Mr. Swoboda was unaffiliated with Intematix. Mark Swoboda is the brother of the Company’s former Chairman, CEO and President, Charles M. Swoboda. For many years, beginning before Mark Swoboda became affiliated with Intematix, the Company has purchased raw materials from Intematix pursuant to standard purchase orders in the ordinary course of business. During fiscal 2018, the Company purchased $3.3 million of raw materials from Intematix pursuant to standard purchase orders. The Company anticipates that it will continue to purchase raw materials from Intematix in the future pursuant to standard purchase orders.
Review and Approval of Related Person Transactions
The Audit Committee must approve any related person transaction, other than any related person transaction for which the Board of Directors has delegated review to another independent body of the Board of Directors. The Board of Directors has delegated review of any related person transaction involving compensation for directors or executive officers or their immediate family members to the Compensation Committee. “Related person transaction” is defined in the Audit Committee and Compensation Committee charters as any transaction required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404, and any other transactions for which approval by an independent body of the Board of Directors is required pursuant to applicable law or listing standards applicable to the Company. In determining whether to approve such transactions, the members of the Audit Committee, the Compensation Committee, or another independent body of the Board of Directors delegated by the Board of Directors, may exercise their discretion in performance of their duties as directors.  These duties include the obligation of a director under North Carolina law to “discharge his duties as a director, including his duties as a member of a committee:  (1) in good faith; (2) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) in a manner he reasonably believes to be in the best interests of the corporation.” North Carolina General Statutes Section 55-8-30(a). The Audit Committee generally approves related person transactions and approved the related person transactions described above under “Certain Transactions and Legal Proceedings.”
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by Securities and Exchange Commission rules to furnish the Company with copies of all reports they file under Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and ten percent beneficial owners were complied with on a timely basis during fiscal 2018.

OWNERSHIP OF SECURITIES
Principal Shareholders and Share Ownership by Management
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of September 4, 2018 by (1) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (2) each person named in the Summary Compensation Table on page 42; (3) each person serving as a director or nominated for election as a director; and (4) all current executive officers and directors (including director nominees) as a group as of September 4, 2018. Except as otherwise indicated by footnote or to the extent shared by spouses under applicable law, to the Company’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Common Stock Beneficially Owned	Percentage of Outstanding Shares
ClearBridge Investments, LLC (2) 620 8th Avenue New York, NY 10018	11,866,202	11.6%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	10,861,364	10.6%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	8,508,381	8.3%
PRIMECAP Management Company (5) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	8,295,089	8.1%
Dimensional Fund Advisors LP (6) Building One, 6300 Bee Cave Road Austin, TX 78746	8,246,110	8.1%
FMR LLC (7) 245 Summer Street Boston, MA 02210	5,893,385	5.8%
Gregg A. Lowe (8)	53,661	*
Michael E. McDevitt (9)	189,724	*
David T. Emerson (10)	135,217	*
Charles M. Swoboda (11)	286,565	*
Daniel J. Castillo (12)	—	*
Robert A. Ingram (13)	84,950	*
John B. Replogle (14)	78,057	*
Clyde R. Hosein (15)	64,750	*
Thomas H. Werner (16)	61,880	*
Anne C. Whitaker (17)	31,087	*
Darren R. Jackson	27,999	*
C. Howard Nye	25,008	*
John C. Hodge (Nominee)	—	*
Duy-Loan T. Le (Nominee)	—	*
All current directors and executive officers as a group (12 persons) (18)	562,609	*
________________

*	Less than 1%.

(1)	Unless otherwise noted, all addresses are in care of the Company at 4600 Silicon Drive, Durham, NC 27703.

(2)
As reported by ClearBridge Investments, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018, which states that Clearbridge Investments, LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 11,384,087 shares.

(3)
As reported by BlackRock, Inc. in a Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2018, which states that BlackRock, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 10,646,941 shares.

(4)
As reported by The Vanguard Group in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018, which states that The Vanguard Group has sole dispositive power with respect to 8,396,931 shares, shared dispositive power with respect to 111,450 shares, sole voting power with respect to 107,601 shares and shared voting power with respect to 12,022 shares.

(5)
As reported by PRIMECAP Management Company in a Schedule 13G/A filed with the Securities and Exchange Commission on February 27, 2018, which states that PRIMECAP Management Company has sole dispositive power with respect to all of such shares and sole voting power with respect to 3,808,129 shares.

(6)
As reported by Dimensional Fund Advisors LP in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2018, which states that Dimensional Fund Advisors LP has sole dispositive power with respect to all of such shares and sole voting power with respect to 8,103,215 shares.

(7)
As reported by FMR LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2018, which states that FMR LLC has sole dispositive power with respect to all of such shares and sole voting power with respect to 791,176 shares.

(8)	Includes 52,214 shares subject to RSUs vesting within sixty days of September 4, 2018.

(9)
Mr. McDevitt served as the Company’s Executive Vice President–Finance and Chief Financial Officer from February 4, 2013 to August 26, 2018. Includes 82,000 shares subject to options exercisable within sixty days of September 4, 2018.

(10)	Includes 58,000 shares subject to options exercisable within sixty days of September 4, 2018.

(11)
Until his resignation effective September 27, 2017, Mr. Swoboda served as the Company’s Chief Executive Officer from June 2001, as President from January 1999, as a member of the Board of Directors from October 2000 and as Chairman from April 2005. Includes 114,000 shares subject to options exercisable within sixty days of September 4, 2018.

(12)	Mr. Castillo served as Executive Vice President and President–Lighting Products from November 7, 2016 to December 5, 2017.

(13)	Includes 8,000 shares subject to options exercisable within sixty days of September 4, 2018.

(14)	Includes 4,000 shares subject to options exercisable within sixty days of September 4, 2018.

(15)	Includes 4,000 shares subject to options exercisable within sixty days of September 4, 2018.

(16)	Includes 8,000 shares subject to options exercisable within sixty days of September 4, 2018.
(17) Includes 4,000 shares subject to options exercisable within sixty days of September 4, 2018.
(18) For all current executive officers and directors as a group, includes a total of 168,000 shares subject to options exercisable within sixty days of September 4, 2018.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis describes the compensation of Cree’s named executive officers for fiscal 2018. The discussion explains the decisions that were made in determining the fiscal 2018 compensation for each named executive officer:

Executive Summary
How Our Compensation Program Works. The Compensation Committee of the Board of Directors has overall responsibility for executive officer compensation, including defining the compensation philosophy, setting the elements of compensation and approving individual compensation decisions. The Committee is also responsible for overseeing administration of compensation and benefit programs and plans in which the executive officers are eligible to participate.
Consistent with the Committee’s philosophy in prior fiscal years, the Committee believes that Cree’s executive officer compensation should:

•	be linked closely to Cree’s operational, financial and business performance;

•	align the interests of the executives with those of Cree’s shareholders;

•	provide incentives for achieving Cree’s financial and business goals; and

•	provide individual executive officers with the opportunity to earn compensation at levels that are competitive with executives in comparable jobs within Cree’s peer company group.
The primary elements of Cree’s executive compensation program are:

•	base salary;

•
performance-based cash incentive compensation, which is paid annually under our long-term incentive compensation plan (or LTIP) for our Chief Executive Officer (or CEO) and our other named executive officers; and

•	long-term equity incentive compensation, in the form of restricted stock units (RSUs) and performance stock units (PSUs).
The cash incentive and equity incentive elements are linked directly to Cree’s corporate performance and shareholder return and these elements account for the majority of the target total direct compensation (as defined below) of each executive officer. While these incentive elements provide an opportunity for the executive officer to receive considerable value in terms of compensation, total direct compensation actually realized by the executive officer can vary substantially from the target total direct compensation depending on the degree to which Cree’s financial and business objectives are achieved for the relevant fiscal year and shareholder value is increased. We discuss the difference between targeted total direct compensation and realized total direct compensation below.
Named Executive Officers at Fiscal Year End. The named executive officers who were serving as executive officers of Cree at the end of fiscal 2018 were:

•	Gregg A. Lowe, President and Chief Executive Officer (Mr. Lowe joined Cree on September 27, 2017);

•	Michael E. McDevitt, former Executive Vice President and Chief Financial Officer[1] (or CFO); and

•	David T. Emerson, Executive Vice President and General Manager, LED Products (Mr. Emerson was appointed an EVP and named executive officer in August 2017).
________________

1	Mr. McDevitt announced his retirement from Cree in June 2018, and stepped down as CFO effective August 27, 2018 when Neill P. Reynolds was appointed CFO.

Charles M. Swoboda, former Chief Executive Officer, President and Chairman of the Board, was a named executive officer of the Company for fiscal 2018 under applicable Securities and Exchange Commission rules. As discussed below, Mr. Swoboda stepped down from his executive roles at Cree in September 2017, and was not serving as an executive officer at the end of fiscal 2018. In addition, Daniel J. Castillo, former Executive Vice President and President-Lighting Products, a named executive officer of the Company for fiscal 2018 under applicable Securities and Exchange Commission rules, served as an executive officer of Cree until his departure in December 2017 and therefore was not serving as an executive officer at the end of fiscal 2018. Except as otherwise specifically indicated below, where the discussion below refers to “named executive officers,” it refers to the three named executive officers who were serving Cree as executive officers at the end of fiscal 2018 (Messrs. Lowe, McDevitt and Emerson), and not to Messrs. Swoboda and Castillo.
Chief Executive Officer Transition During Fiscal 2018. In September 2017, Mr. Swoboda stepped down from his Cree executive positions and as Chairman of the Board of Directors upon the appointment of Mr. Lowe as Cree’s President and Chief Executive Officer, and Mr. Swoboda completed his service as a member of the Board of Directors upon the expiration of his term at the 2017 Annual Meeting of Shareholders in October 2017. Mr. Swoboda has continued to provide consultant services to the Company pursuant to a Separation, General Release and Consulting Agreement, dated May 18, 2017 (the “Swoboda Separation Agreement”). Mr. Lowe’s employment and compensation terms are set forth in that certain Change in Control Agreement, dated September 22, 2017, as amended by the First Amendment dated May 4, 2018 (as amended, the “Change in Control Agreement”). Mr. Lowe’s overall compensation package discussed herein reflects an aggressive package, heavily weighted towards performance, to secure the services of a highly sought after successful semiconductor industry CEO to lead Cree into the next stage of its transformation and growth.
Key Compensation Decisions Made in August 2017 for Fiscal 2018. Key actions the Committee took in fiscal 2018 with respect to the named executive officers are summarized below. These actions are discussed in depth below under “—Elements of Executive Compensation and Analysis of Fiscal 2018 Compensation Decisions—Overall Program Design and Fiscal 2018 Implementation.”

•
Base salaries. The Committee established an initial base salary for Mr. Lowe in connection with his September 2018 hiring based on a review of competitive market data and individual negotiations with Mr. Lowe. Given the Company’s financial performance in fiscal 2017, Messrs. McDevitt and Mr. Castillo were not given an annual merit increase in base salary for fiscal 2018. Mr. Emerson was given a 14.3% base salary increase in line with his appointment to Executive Vice President as of September 1, 2017. Given Mr. Swoboda’s May 2017 announcement to step down from his executive positions, Mr. Swoboda was not given an annual merit increase in base salary for fiscal 2018.

•
Aggressive financial targets for performance-based short-term cash incentive compensation. The Committee established both challenging annual Cree-wide financial targets for the Chief Executive Officer and the Chief Financial Officer, as well as annual Business Unit specific targets for the named executive officers leading specific Business Units, for the fiscal 2018 performance-based cash incentive programs. The targeted payout for Mr. McDevitt was based solely on Cree-wide targets, while the targeted payout for Mr. Emerson was weighted equally on Cree-wide and the LED Products business unit targets. Cree did not reach the Cree-wide threshold target, and therefore Mr. McDevitt was not entitled to receive a payout of annual cash incentive compensation under the LTIP (although he was given a discretionary bonus payment as described herein). Similarly, Mr. Swoboda did not receive any payout of annual cash incentive compensation for the portion of fiscal 2018 during which he served as our CEO. Cree reached the LED Products business unit threshold targets for fiscal 2018 for payout under the LTIP for Mr. Emerson, resulting in a payout of 81% of target. Mr. Emerson did not receive any payout for the portion of his award tied to Cree-wide goals.

•
Long-term equity compensation. For fiscal 2018, Cree granted equity awards to the named executive officers (including Mr. Castillo) in the form of RSUs and PSUs to align the interests of the named executive officers with Cree shareholders and to facilitate named executive officer retention. As discussed below, Cree did not reach the performance threshold for vesting of (i) the third performance period tranche of the PSUs granted in September 2015 under the established annual financial targets for fiscal 2018; (ii) the performance threshold for vesting of the second performance period tranche of the PSUs granted in September 2016 under the established annual financial targets for fiscal 2018; or (iii) the performance threshold for vesting of the first performance period tranche of the PSUs granted in September 2017 under the established annual financial targets for fiscal 2018, and as a result, none of these tranches of PSUs vested in September 2018.

•
Proportion of performance-based pay. Based on the Committee’s pay-for-performance philosophy (as further discussed below), as a direct result of the Committee’s compensation decisions, approximately 80% of Mr. McDevitt’s target total direct compensation for fiscal 2018 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. Similarly, 77% of Mr. Emerson’s and 76% of Mr. Castillo’s target total direct compensation for fiscal 2018 was comprised of these components.

Mr. Lowe’s compensation for fiscal 2018 and beyond was negotiated in connection with his hiring as Chief Executive Officer in September 2017. As a result of such negotiation, 88% of Mr. Lowe’s target total direct compensation for fiscal 2018 was comprised of these components, although for this transition year, Mr. Lowe was entitled to receive annual cash incentive at not less than the target amount as part of the package to attract and engage a new CEO. Mr. Swoboda’s fiscal 2018 compensation was fixed by the terms of the Swoboda Separation Agreement in connection with his pending departure from the Company.

•
Severance Plan. In April 2018, the Committee terminated the Severance Plan for Section 16 Officers, dated August 18, 2008, as amended October 28, 2013 (the “Section 16 Officer Severance Plan”). In its place, the Committee approved the Cree Severance Plan - Senior Leadership Team (the “SLT Severance Plan”) covering executives who report directly to Cree’s President and Chief Executive Officer, including the named executive officers other than Mr. Lowe. The SLT Severance Plan is intended to align our severance benefits with our market peers and internally, and is designed to provide severance benefits to these executives in the event of their termination of employment without cause or their resignation for good reason

Fiscal 2018 Cree Financial Performance. In addition to our change in Chief Executive Officer, fiscal 2018 was a year of transformation for Cree overall, as we focused the Company on our Wolfspeed business unit, by investing in Wolfspeed to expand its scale, further develop technologies, and accelerate the growth opportunities of SiC materials, SiC power devices and modules, and GaN and Si RF devices; focused our efforts in our LED Products business unit where our best-in-class technology and application-optimized solutions are differentiated and valued, while using our joint venture, Cree Venture LED, to access the broader mid-power LED markets; in our Lighting Products business unit, we focused on modestly growing revenue and increasing margins by improving product quality, investing in our channel relationships, improving execution, and delivering innovative lighting solutions focused on higher specification and intelligent features; and in all of our business units, focused on improving the customer experience and service levels.
For fiscal year 2018, Cree reported revenue of $1.49 billion, which represents a 1% increase when compared to revenue of $1.47 billion for fiscal 2017. GAAP net loss was $280 million, or $2.81 per diluted share, which included a $247.5 million impairment charge attributable to Cree's Lighting Products segment taken in the third fiscal quarter. This compares to a GAAP net loss of $98 million, or $1.00 per diluted share, for fiscal 2017. On a non-GAAP basis, net income for fiscal year 2018 was $19 million, or $0.19 per diluted share, compared to $50 million, or $0.50 per diluted share, for fiscal 2017. Importantly, Wolfspeed revenue grew 49% year over year to $329 million due to strong growth in Power, RF and Materials. LED Products revenue was up 8% at $596 million, primarily the result of higher demand in component product sales for certain applications, including high power general lighting, video screen, specialty lighting applications and mid-power LED sales through Cree Venture LED. Lighting Products revenue declined to $569 million due to lower sales caused primarily by weakness in the North American commercial lighting market, lingering effects related to quality issues and product holds which have lowered project win rates, and reduced consumer sales due to lower demand. Cree’s non-GAAP results exclude stock-based compensation expense; costs related to the Infineon RF Power acquisition in March 2018; amortization or impairment of acquisition-related intangibles; costs associated with the LED Products business restructuring commenced in June 2015; costs associated with the Lighting Products business restructuring commenced in April 2018; goodwill impairment charges taken in the fiscal 2018 third quarter; net transaction costs and termination fees related to the terminated sale of the Wolfspeed business; executive severance costs; and the net income tax effect associated with the foregoing. Please see Cree’s earnings release for the fourth quarter and fiscal year ended June 24, 2018 included as Exhibit 99.1 to the Form 8-K furnished with the Securities and Exchange Commission on August 14, 2018, for a full reconciliation of our GAAP to non-GAAP numbers, and management’s reasons for utilizing non-GAAP numbers.
Cree’s fiscal 2018 overall financial results did not meet the Company-wide levels targeted for fiscal 2018, although the Wolfspeed business unit and LED Products business unit both exceeded their targeted results. As described below, Cree’s executive compensation program worked as intended for fiscal 2018 for the named executive officer employed for the full fiscal 2018 year, given that the average actual total direct compensation ultimately received by the named executive officers for fiscal 2018 was below the target total direct compensation for fiscal 2018. The Committee remains committed to reinforcing Cree’s pay-for-performance philosophy in fiscal 2019 and beyond, and has similarly designed the fiscal 2019 compensation packages for continuing named executive officers accordingly.
Fiscal 2018 CEO Realized Pay and Cree’s Fiscal 2018 Performance. Because the Company was transitioning the CEO role in 2018, compensation realized by Mr. Swoboda, our former CEO, and Mr. Lowe, our new CEO, was generally fixed by agreement for fiscal 2018. Mr. Swoboda’s actual realized pay for fiscal 2018 was largely set by the terms of the Swoboda Separation Agreement. Similarly, Mr. Lowe’s actual realized pay for fiscal 2018 was largely fixed by the agreement reached with him at the time of his hiring as CEO, as reflected in his Change in Control Agreement. As discussed in more detail below, these negotiated terms of the Swoboda Separation Agreement for Mr. Swoboda and the Change in Control Agreement for Mr.

Lowe resulted in a reduced impact of the Company’s performance on the amounts of short-term compensation actually realized by Messrs. Swoboda and Lowe as compared to the other named executive officers serving for the full fiscal year. In addition, as noted above, because none of the targets for fiscal 2018 under Mr. Swoboda’s prior year PSU grants were met, none of those awards vested. Mr. Swoboda did not receive any equity grants for fiscal 2018. Mr. Lowe’s long-term awards have not yet met a measurement date for vesting and therefore no amounts were realized under these awards during fiscal 2018. As a result, the Company does not believe that a comparison of actual realized pay to such individuals’ target pay, as reflected in the Realized Compensation Table in prior years, is particularly meaningful for fiscal 2018. Going forward, the Company intends to present information to illustrate the relationship between Mr. Lowe’s target pay for a fiscal year and the amounts actually realized based on Cree’s performance against the metrics established for our short and long-term incentive programs for the applicable fiscal year (and prior fiscal years, as applicable).
Compensation Philosophy and Objectives
The Committee believes that the compensation packages provided to the named executive officers should include both cash and stock-based compensation and should utilize performance-based compensation to reward performance as measured against established business goals, which results in increased compensation to the named executive officers if Cree meets or exceeds these goals. For fiscal 2018, after obtaining significant feedback from shareholders in fiscal 2017, the Committee endeavored to create compensation packages for the named executive officers with the general goal that approximately 80% (or more) of such individuals’ total direct compensation would be at risk, and would generally only be earned by the executives based on increasing Cree’s operating profits, which historically have been highly correlated with an increase in Cree shareholder value.
For fiscal 2018, the Committee generally targeted total target cash compensation (consisting of base salary and targeted short-term cash incentives), and total target total direct compensation (consisting of total target cash compensation plus total target long-term equity compensation) for the 2018 fiscal year only, to be between the 50th and the 75th percentiles of the market data, with an equity-heavy focus, with such equity to be delivered for fiscal 2018 through a mix of 50% RSUs and 50% PSUs (which was a change from prior fiscal years, which had a 60% RSU and 40% PSU mix, to further increase emphasis on the financial performance actually delivered by the Company in accordance with the Committee’s pay-for-performance philosophy). Actual total cash compensation, or TCC, and actual total direct compensation, or TDC, for fiscal 2018 would then vary with the performance-based elements of TCC or TDC based on corporate and individual performance for fiscal 2018. The Committee does not consider long-term equity compensation granted in prior years that have multi-year vesting and/or performance schedules in determining target total direct compensation to avoid “double counting” of compensation.
In setting fiscal 2018 compensation for the named executive officers, the Committee:

•	evaluated each element of compensation as compared to executives in similar roles in Cree’s Peer Group (as defined below) and the Radford Global Technology survey;

•	assessed the performance of the named executive officers, and considered the scope of responsibility and strategic impact of their respective roles within Cree;

•	emphasized variable and performance-based compensation to motivate executives to achieve Cree’s business objectives and align pay with performance; and

•
utilized equity compensation to create a culture of ownership and focus on long-term growth to ensure that equity compensation would continue to play a significant role in the total pay mix for the executives, in order to ensure their alignment with shareholder interests.

The Committee conducted a similar process for establishing the compensation package to engage Mr. Lowe as our new CEO. In establishing the package, the Committee also evaluated the Company’s CEO compensation program as compared to Cree’s Peer Group and a broader survey of high technologies companies with comparable annual revenues with the assistance of Radford, the Company’s independent compensation consultant, to determine a competitive compensation package for our new CEO hire.
Set forth below is graphic representation of the fiscal 2018 annualized total pay mix for Mr. Lowe, as well as the only other named executive officer serving in such role for fiscal 2017 and the full fiscal 2018 year, our CFO during fiscal 2018, Mr. McDevitt.

Compensation Process
Compensation Calendar. Our Compensation Committee employs a fairly typical and well-defined process and annual calendar in connection with making its annual compensation decisions. The Committee holds four regularly scheduled meetings each fiscal year (with such meetings always one quarter in arrears): the first Committee meeting of the fiscal year is in October (typically a day before our Annual Shareholder Meeting); the second Committee meeting is in January; the third Committee meeting is in late April or early May; and the last Committee meeting of a fiscal year cycle is in August (even though it is already almost two months into the subsequent fiscal year). The first two Committee meetings of a fiscal year cycle (October and January) focus mainly on organizational talent reviews and succession planning. At the May meeting, the Committee’s compensation consultants from Radford present the Committee with an overview of regulatory trends and developments in executive compensation. At the May meeting, Radford and the Committee also review Cree’s Peer Group, and make any necessary or advisable changes to the Peer Group for the upcoming fiscal year. At the August meeting, Radford presents a comprehensive analysis of Cree’s executive compensation as compared to market data and Peer Group data, and in light of these trends and developments, presents analyses and recommendations for each element of compensation for each named executive officer. The August meeting is the meeting where the Committee makes compensation decisions for the just-commenced fiscal year, as well as finalizing the prior fiscal year’s performance based compensation (i.e., determining if performance thresholds have been met).
In addition to these established meetings, the Committee also held certain off-calendar meetings during fiscal 2018 in connection with our CEO transition. These included meetings in September 2018 to establish the parameters of our new CEO compensation package based on the market support provided by Radford and consistent with the Committee’s compensation philosophy for other named executive officers and a follow-up meeting in September to further define Cree’s proposed new-hire compensation package for Mr. Lowe.
Role of Advisory (Non-binding) Shareholder Vote to Approve Executive Compensation and Shareholder Outreach. Cree provides its shareholders with the opportunity to cast an annual advisory (non-binding) vote to approve executive compensation, or the “Say-on-Pay” proposal. At our October 2017 Annual Shareholder Meeting, 88.9% of our shareholders expressed their support of our executive compensation programs, policies and practices by approving our non-binding advisory vote on executive compensation at the 2017 Annual Meeting of Shareholders.
Cree has long viewed a continuing, constructive dialogue with our long-term shareholders as critically important to ensuring that we remain aligned with their interests. With that in mind:

•
We regularly speak with long-term shareholders and appreciate the opportunity to gain further insight and understanding into their views, and speak to portfolio managers at almost all of our top 30 shareholders at least annually, which represents approximately 85% or more of our outstanding shares;

•	We held an Investor Day in February 2018 at which analysts and portfolio managers were invited to meet with Cree’s senior leadership team to discuss Cree’s plans for fiscal 2018 and beyond; and

•
We communicate with governance and voting personnel at almost all of our top 10 shareholders at least annually, which represents approximately 65% of our outstanding shares, to solicit feedback on our compensation programs and practices.

Based on these conversations and dialogue, the Committee has continued to make changes to Cree’s executive compensation decisions or policies to address some of the specific concerns expressed by shareholders in the past. For example, in the past few years, the Committee has changed the long-term incentive mix, to increase the allocation of PSUs from

40% to 50%, effective for fiscal 2018 equity awards; added a market based external metric aligned with shareholder return by adding a Total Shareholder Return (TSR) metric as a modifier to fiscal 2018 PSU awards; removing “make up” rights for unearned prior fiscal year PSUs in subsequent fiscal years for fiscal 2018 PSU awards; and removing individual performance metrics and quarterly metrics for named executive officers under our Short-Term Incentive Metrics under the LTIP.
The Committee will continue to consider the outcome of Say-on-Pay votes and direct shareholder communications when making future compensation decisions for the named executive officers.
Role of Compensation Consultant. The Committee has engaged Radford, an Aon Hewitt Company, to act as the Committee’s independent compensation consultant. The Committee has assessed Radford’s independence and determined that Radford had no conflicts of interest in connection with its provision of services to the Committee. Radford reports directly to the Committee and works with management only at the Committee’s direction. For fiscal 2018, Radford was given the overall directive to assist the Committee with the following:

•	implementing Cree’s compensation philosophy for the executive officers in keeping with overall objectives;

•	gathering relevant market data to assist the Committee in making compensation decisions for the named executive officers; and

•	reviewing Cree’s severance and change in control arrangements as compared to those of the Peer Group.
During fiscal 2018, Radford also provided market data and new-hire recommendations to assist the Committee in developing a CEO compensation package that was competitive in the market while also aligned with Cree’s pay-for-performance philosophy. Cree also purchases published compensation and benefits surveys from Radford, and on occasion, engages Radford to provide consulting services for non-executive compensation matters. The fees paid to Radford for these additional services did not exceed $120,000 in fiscal 2018.
Role of Benchmarking and Comparative Analysis (Market Data). The Committee uses market analyses provided by Radford as a reference point to evaluate the competitiveness of Cree’s compensation packages for the executive officers. Radford develops a market composite (referred to herein as “market data”) using equally weighted data from two sources: (1) public company filings from a select peer group (the “Peer Group”); and (2) the Radford Global Technology survey (composed of other technology companies of comparable size to Cree). Data from the survey is aggregated and individual company information is not determinable. Jobs of similar scope and responsibility as those at the Peer Group companies and companies included in the Radford survey are identified and a market composite is created for each of the executive officer roles. The Committee uses this market data to analyze base salary, short-term cash incentive compensation, TCC, equity compensation, and TDC.
Peer Group
The Committee, assisted by Radford, selects Cree’s peer group based on the following criteria:

•	semiconductor or semiconductor-related business;

•	semiconductor device companies (as opposed to equipment companies);

•	lighting companies;

•	“clean” technology companies (those who offer products and services to reduce the use of natural resources);

•	comparable revenue, market capitalization, and market capitalization as a multiple of revenue;

•	comparable number of employees;

•	companies against which Cree competes for executive talent;

•	companies that allow for sufficient room to grow without over- or under-extending; and

•	sensitivity to the criteria proxy advisor services (e.g., ISS and Glass Lewis) will apply when determining their “Say on Pay” recommendations.
The Committee reviews the Peer Group each year in the April/May meeting to determine if companies should be added or removed from the Peer Group list. Based on the factors listed above, Radford recommended that for Cree’s fiscal 2018 Peer Group, the Committee should consider retaining many of the same companies as were in Cree’s fiscal 2017 Peer Group. Radford also recommended that for Cree’s fiscal 2018 peer group, the Committee should consider the following:

•	remove three companies which no longer aligned to Cree’s market capitalization (Linear Technology Corporation.; Maxim Integrated Products, Inc.; and Microchip Technology, Inc.); and

•	add three companies aligned more closely with Cree’s revenue and market capitalization (Diodes Inc.; Marvell Technology Group Ltd; Methode Electronics, Inc.).

The Committee agreed with this recommendation. Accordingly, the Peer Group companies for Cree for fiscal 2018 were:

Acuity Brands, Inc.	Littelfuse, Inc.
AVX Corporation	Marvell Technology Group, Ltd.
Belden, Inc.	Methode Electronics, Inc.
Cypress Semiconductor Corporation	Microsemi Corporation
Diodes, Inc.	National Instruments Corporation
Entegris, Inc.	Qorvo, Inc.
First Solar, Inc.	SunEdison, Inc.
Hexcel Corporation	Teradyne, Inc.
Hubbell Incorporated	ViaSat, Inc.
Radford Global Technology Survey
The Committee also considered the Radford Global Technology survey as another source of competitive data to ascertain compensation levels in the broader competitive market. For benchmarking purposes for fiscal 2018, the Committee selected data from the surveys for public high-technology companies with annual revenue levels between $1 billion and $3 billion for Messrs. McDevitt, Castillo and Emerson. A list of these companies can be found in Appendix A. In connection with negotiating his employment arrangements in September 2017, the Committee benchmarked compensation for Mr. Lowe against this same set of public high technology companies. These Radford analyses included comparisons to the 25th, 50th, and 75th percentiles on base salary, short-term cash incentive compensation, TCC, equity compensation, and TDC.
Determination of Target Total Direct Compensation (TDC). In May 2017, as part of the Committee’s regular compensation process to determine proposed fiscal 2018 compensation, Radford presented the Committee an overview of regulatory trends and developments in executive compensation. In August 2017, again as part of the Committee’s regular compensation process to determine proposed fiscal 2018 compensation, Radford presented a comprehensive analysis of Cree’s executive compensation as compared to market data and in light of these trends and developments. Radford presented analyses of base salary, performance-based cash incentives, and equity award levels for each then serving executive officer and made recommendations to the Committee using criteria that align with Cree’s compensation philosophy. In addition, Mr. Swoboda made recommendations with respect to base salary adjustments for executive officers other than himself. The Committee then assessed each compensation component as described below:

•	Base salary increases, if any, are based on:

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individual performance, including but not limited to, achievement of financial objectives, strategy development and implementation, and overall leadership capabilities including demonstration of the Cree values;

-	responsibilities for which the executive is accountable; and

-	relative position of the executive’s current salary to the market data for that job.

•	Cash-based performance incentive targets as a percentage of base salary are evaluated and approved based on the:

-	level of impact each of the respective executive officer roles has on financial and strategic results;

-	desired mix of base salary, short-term and long-term incentive compensation; and

-	relative position of the executive’s current cash-based performance incentive targets to the market data and comparable short-term incentive targets as a percent of base salary for that job.

•	Equity guidelines are assessed based on the:

-	level of the executive within the organization and the desire to most closely link jobs with the highest impact on financial results to the returns experienced by Cree’s shareholders;

-	scope of responsibilities for which the executive is accountable; and

-	competitive position of Cree’s target long-term equity incentive compensation as compared to the market data.
After a comprehensive review of these elements, the Committee developed target TCC and target TDC for each of the named executive officers then in office.
Determination of Financial Objectives. Each August, the Committee approves one or more annual financial targets that align with Cree’s strategic and financial goals for the coming fiscal year. The annual financial targets approved by the Committee for fiscal 2018 were stated in terms of revenue and non-GAAP operating income. The Committee also approves annual financial targets on an individual Business Unit basis. Each named executive officer’s performance is assessed as a measurement of the Company’s performance against these objectives on a Company-wide basis for our CEO and CFO, and on both a Company-wide basis and their individual business unit basis for Messrs. Castillo and Emerson. Achievement of these pre-determined financial objectives determines the eventual performance incentive payouts as defined by the program guidelines.
Performance Assessment and Approval of Performance-based Cash Incentives. At the close of each fiscal year, the CEO reviews the performance of each named executive officer (other than himself) and develops a performance summary and recommendations for base salary increases. The CEO also recommends any annual payout for the performance units for the named executive officers under the LTIP, which is based on the pre-approved financial targets at prescribed payout levels as discussed above, all as previously approved by the Committee at its August meeting (at the beginning of the fiscal year). These recommendations are presented to the Committee and are one factor the Committee considers in making final compensation decisions for the recently completed fiscal year and the upcoming fiscal year.
Each August, the independent members of the Board of Directors evaluate the CEO’s performance for the just ended fiscal year. His performance is assessed based on financial results, overall leadership, and achievement of strategic objectives for that completed fiscal year. A summary of this evaluation is presented to the Committee along with the short-term incentive payout recommendation for the previous fiscal year, which is based solely on Cree’s financial performance during that previous fiscal year. The Committee then also determines the pay actions, if any, that will be taken for the CEO for the upcoming fiscal year, including target TCC and target TDC.
Role of Tally Sheets. In making compensation decisions for the CEO for each fiscal year, the Committee members review a three-year tally sheet. The tally sheet lists the individual elements of compensation for the past three fiscal years and provides an arithmetic value and summary of the individual elements. This summary provides the Committee with the value of the CEO’s compensation package and assists the Committee in determining appropriate changes for the upcoming fiscal year. Consideration of these factors is necessarily subjective in nature and actual pay decisions involve the subjective discretion of the Committee.
Role of Executive Officers. No executive officer, including the CEO, provides input to the Committee into setting his or her own compensation, but the CEO is provided the opportunity to make recommendations regarding the annual corporate targets and the business unit targets. The CEO is responsible for annually evaluating the performance of all of the named executive officers (except himself), developing performance summaries and making recommendations to the Committee based on those reviews for the compensation of those executives, which reviews are one factor the Committee considers in making final compensation decisions.

Elements of Executive Compensation and Analysis of Fiscal 2018 Compensation Decisions
The primary elements of Cree’s executive compensation program are described below. The term “market data” is described under “Role of Benchmarking and Comparative Analysis” above.
Compensation Elements

Compensation Element	Purpose	Practice
Base salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation paid throughout the year and reviewed annually by the Committee with consideration to our stated compensation philosophy.
Performance-based cash incentive compensation	To motivate and reward organizational achievement of predetermined annual financial goals.
Variable cash based compensation linked directly to the achievement of specified corporate financial goals. The CEO and other named executive officers serving for the full fiscal year are eligible for annual payouts for performance units granted under the LTIP. Mr. Lowe was eligible for a pro-rated cash incentive payment for fiscal 2018, which was guaranteed (in the Change in Control Agreement) to pay out at least at target. Similarly, Mr. Swoboda was eligible to receive a pro rata bonus for the portion of the fiscal year during which he served as an executive (if earned based on Company performance for fiscal 2018).

Long-term equity incentive compensation	To drive executives’ focus on long-term growth and increased shareholder value and to promote retention.
Time-based RSUs and performance-based PSUs delivered for fiscal 2018 through a mix of 50% RSUs and 50% PSUs (with the PSUs also having a TSR modifier). In addition to a grant of RSUs and PSUs for fiscal 2018, Mr. Lowe was also awarded a sign-on equity grant, divided equally between PSUs and RSUs (in each case with PSUs having a payout determined by TSR relative to a Cree peer group). Grants based on an evaluation of market data, corporate financial performance and potential retention risks. Equity levels vary among participants based on position and individual performance. Equity comprises a larger portion of the total direct compensation than the other pay elements.

Post-termination and severance benefits	To provide for certain limited economic security in the event an executive officer is terminated without cause or resigns with good reason.
Each named executive officer other than the CEO is covered under the SLT Severance Plan, which provides for severance benefits in the event the executive officer is terminated without cause or resigns for good reason. The SLT Severance Plan is described on page 39 below. Mr. Lowe’s post-termination and severance benefits are established under the Change in Control Agreement, which is described on page 38 below.

Other benefits	To provide competitive benefits promoting employee health and productivity.
Other benefits are generally those available to all employees. The only perquisite generally offered to named executive officers is the availability of a voluntary comprehensive physical examination once every calendar year. In connection with the negotiation of the Change in Control Agreement, Mr. Lowe received reimbursement of his legal fees. Mr. Lowe also received certain other benefits in connection with his relocation to North Carolina.

The Committee demonstrates its commitment to paying executive officers based on performance through the design of Cree’s compensation programs and the setting of stretch goals that support Cree’s growth strategy and commitment to increasing shareholder value. The Committee is also committed to maintaining a compensation program that creates appropriate incentives and does not create risks that are reasonably likely to have a material adverse effect on Cree. See “Compensation Program Risk Assessment” on page 15 for details regarding the Committee’s annual assessment of the compensation program.
Overall Program Design and Fiscal 2018 Implementation. For fiscal 2018, in August 2017 the Committee evaluated Cree’s fiscal 2017 performance to determine performance rewards for fiscal 2017 performance and as an initial reference point in setting fiscal 2018 objectives. Although the financial results were lower in fiscal 2017 than fiscal 2016, fiscal 2017 was a year of transition for Cree, with a pending change in Chief Executive Officer and the termination of our executed agreement to sell our Wolfspeed business. Notwithstanding these challenges, in fiscal 2017 our Wolfspeed business had performed well, with growth in all three product lines; the LED Products business made progress in a challenging competitive environment; and the Lighting Products business was showing improvement at the end of the year, as margins improved.
Based on the fiscal 2017 performance and other factors, the Committee determined to set fiscal 2018 target TDC for the named executive officers between the 50th and 75th percentiles of the market data. The Committee applied a similar rationale in setting Mr. Lowe’s compensation in connection with his hiring in September 2017, with his new-hire compensation package positioned at approximately the 75th percentile of the market data. Each compensation element is discussed and analyzed below along with the Committee’s decisions regarding compensation actions for fiscal 2018.
Base Salary
Base salary ranges are established for each executive officer based on job responsibilities along with the competitive range derived from market data. The Committee considers several factors when determining whether and where to set actual base salaries within the competitive range and whether to increase the base salaries. It assesses the executive’s performance against corporate and individual goals, experience, qualifications and scope of responsibilities. The Committee also assesses competitive salary practices by Peer Group companies and as reported in the Radford Global Technology survey. Further, the Committee considers the portion of each named executive officer’s TDC that is comprised of fixed compensation (base salary) and the portion that is comprised of at-risk compensation (performance based incentives). The Committee is committed to reinforcing pay-for-performance, which it does by ensuring that fixed pay is a relatively small proportion of TDC, while remaining within the market competitive range.
Given the Company’s financial performance in fiscal 2017 and Mr. Swoboda’s announcement to step down from his executive position, Mr. Swoboda was not given an annual merit increase in base salary for fiscal 2018. Messrs. McDevitt and Castillo also did not receive annual merit increases in base salary for fiscal 2018.

Executive Officer	Fiscal 2017 Salary	Fiscal 2018 Salary	Percentage Increase
Gregg A. Lowe	N/A	$825,000	N/A
Michael E. McDevitt	$455,000	$455,000	0%
David T. Emerson	N/A	$400,000	N/A
Charles M. Swoboda	$785,000	$785,000	0%
Daniel J. Castillo	$425,000	$425,000	0%
Performance-Based Cash Incentive Compensation (LTIP)
Cree pays annual performance-based cash incentive compensation to the CEO and the other named executive officers for achievement of annual financial objectives under the Long-Term Incentive Compensation Plan (LTIP). The Committee measures the performance of Cree against annual financial objectives established at the beginning of the fiscal year.
As discussed above, the CEO and the other named executive officers are eligible to receive annual performance-based cash incentive compensation under the LTIP (referred to as performance units or performance unit awards). None of the named executive officers serving for the full fiscal year participate in any other cash-based performance incentive plan. Awards are paid based on achievement of these performance goals established under the LTIP and are calculated using a pre-defined formula based on the level of Cree’s financial performance, and the target awards are expressed as a percentage of the named executive officer’s base salary. Any payments under these performance units are paid only in cash. The LTIP was designed to qualify for the former exemption from Section 162(m) for performance-based compensation, which exemption was repealed by the Tax Cuts and Jobs Act of 2017 (the “Tax Legislation”), for taxable years beginning after December 31, 2017.
In August 2017, each of Messrs. McDevitt, Castillo and Emerson received performance units under the LTIP for fiscal 2018 with the annual targets discussed below. Mr. Lowe received his performance units under the terms of the Change in

Control Agreement executed when Mr. Lowe joined the Company in September 2017. Mr. Swoboda received his performance units under the terms of the Swoboda Separation Agreement.
Except as provided in the Change in Control Agreement with respect to Mr. Lowe and the SLT Severance Plan with respect to the other named executive officers, in each case as discussed below, or with respect to death or long-term disability, (1) a named executive officer must have been continuously employed as an executive officer through the last day of the performance period; (2) the performance units would not be considered earned until the last day of the performance period; and (3) if the named executive officer terminated his employment prior to the last day of the performance period, with or without cause, he would have forfeited his performance units. Please see “—Additional Information—Post-Termination Arrangements—Separation, General Release and Consulting Agreement with Mr. Swoboda” for a discussion of how Mr. Swoboda’s grants for fiscal 2018 will be treated following the transition period discussed above.
Cash Incentive Targets and Components under the LTIP
Consistent with Radford’s analysis of Cree’s executive compensation as compared to the market data, in August 2017, the Committee left the annual target cash incentive awards for fiscal 2018 unchanged for each of the then serving named executive officers and set Mr. Lowe’s target cash incentive award in a similar fashion in connection with his hiring in September 2017.
The target cash incentive awards for the named executive officers are summarized as follows:

•
Mr. Lowe’s annual target cash incentive award for fiscal 2018 was set in the Change in Control Agreement in September 2017 at 140% of base salary, which put Mr. Lowe’s target TCC at approximately the 75th percentile of the market data. Recognizing the process of transitioning a new CEO in the middle of a fiscal year and in order to support a competitive compensation package to attract a highly-qualified candidate such as Mr. Lowe, Mr. Lowe’s cash incentive award for fiscal 2018 was guaranteed at no less than target level based on the number of days employed during the fiscal year. Mr. Lowe’s entire cash incentive award for fiscal 2018, although pro-rated and guaranteed at no less than target level, was based solely on annual Cree-wide financial goals.

•
Mr. McDevitt’s annual target cash incentive award for fiscal 2018 remained at 80% of base salary, which put Mr. McDevitt’s target TCC at approximately the 50th percentile of the market data. Mr. McDevitt’s entire target cash incentive award for fiscal 2018 was based solely on annual Cree-wide financial goals.

•
Mr. Emerson’s annual target cash incentive award for fiscal 2018 was set at 80% of base salary, which put his target TCC between the 50th and the 75th percentile of the market data. Mr. Emerson’s target cash incentive award for fiscal 2018 was based equally on annual Cree-wide financial goals and annual LED Products business unit financial goals.

•
Per the Swoboda Separation Agreement, Mr. Swoboda’s annual target cash incentive award for fiscal 2018 remained at 140% of his base salary, to be prorated by the portion of the year for which he served as our CEO

•
Mr. Castillo’s annual target cash incentive award for fiscal 2018 was set at 80% of base salary, which put Mr. Castillo’s target TCC between the 50th and the 75th percentile of the market data. Mr. Castillo’s cash incentive award for fiscal 2018 was based equally on annual Cree-wide financial goals and annual Lighting Products business unit financial goals.

A schematic of the plan design for Messrs. Lowe, Swoboda and McDevitt is shown below:

Year-end Base Salary
Target Incentive Opportunity
50% Annual Non-GAAP Operating Income (Threshold Measure)
50% Annual Revenue
Minimum Award 50%
Maximum Award 200%
Minimum Award 50%
Maximum Award 200%

A schematic of the plan design for Messrs. Castillo and Emerson is shown below:

Year-end Base Salary
Target Incentive Opportunity
50% Annual Corporate Operating Income & Revenue
(Threshold Measure)
50% Annual Business Unit Operating Income & Revenue
Minimum Award 50%
Maximum Award 200%
Minimum Award 50%
Maximum Award 200%

When determining the level of annual cash-based awards payable under the LTIP, performance against each financial measure is weighted equally in determining the amount of any annual award payout, and the annual award payout percentage is the average of the percentage of achievement of each measure, rounded to the nearest whole percentage. For fiscal 2018, in August 2017 the Committee determined that no payout would be made for the annual corporate financial goals unless the minimum non-GAAP operating income threshold was achieved. Provided that the minimum non-GAAP operating income goal was achieved, if attainment of a goal met or exceeded the minimum performance level but fell below the target, a payment would be earned of at least 50% but less than 100% of the target award opportunity for such annual Cree-wide corporate goal, and if attainment of a goal met or exceeded the target performance level but fell below the maximum, a payment would be earned of at least 100% but less than 200% of the target award opportunity for such corporate goal. The maximum payment for any annual award payout would be 200% of the target annual award opportunity.
Performance Goals for Fiscal 2018
For fiscal 2018, the annual financial targets approved by the Committee were stated in terms of revenue and non-GAAP operating income. In addition, before any annual payouts could be made under the LTIP for fiscal 2018 performance, the Committee determined that a minimum non-GAAP operating income threshold for fiscal 2018 must be met first in order for any corporate-based annual award to be paid (even if the revenue target was otherwise met). Each of the minimum, target, and maximum annual goals for fiscal 2018 for each performance measure were pre-set and approved by the Committee in August 2017 based upon a comparison to the Company revenue and non-GAAP operating income actually achieved in fiscal 2017, as adjusted by the Committee based on certain items not expected to recur in fiscal 2018 or based on the 2017 fourth fiscal quarter “exit run rate” basis.
As a result, in August 2017 the Committee established the following performance goals for fiscal 2018:

Performance Goal	Minimum	Target	Maximum
Corporate Revenue	$1.39B	$1.47B	$1.64B
Corporate Non-GAAP operating income	$20M	$40M	$88M
Lighting Products Revenue	$0.62B	$0.66B	$0.74B
Lighting Products Non-GAAP operating contribution	$20M	$55M	$85M
LED Products Revenue	$0.55B	$0.57B	$0.63B
LED Products Non-GAAP operating contribution	$64M	$69M	$79M
Results and Actual Payouts for Fiscal 2018
Cree did not reach the $20 million minimum level of non-GAAP operating income required for the Corporate LTIP annual payments, achieving non-GAAP operating income of $17 million. Revenue was $1.49 billion, above the minimum of $1.39 billion. The LED Products business unit did reach the $64 million minimum level of non-GAAP operating income required for the LED Products business unit only LTIP annual payments, achieving non-GAAP operating contribution of $76.1 million. LED Products revenue was $0.60 billion, also above the minimum of $0.55 billion. Accordingly, the named executive officers earned the following performance-based incentive cash awards for fiscal 2018:

Executive Officer	Target Award	Actual Award Earned	Actual Award as a Percent of Target	Actual Award as a Percent of Salary
Gregg A. Lowe[1]	$859,904	$ 859,904	100%	140%
Michael E. McDevitt	$364,000	$100,000[2]	28%	22%
David T. Emerson	$320,000	$ 258,880	81%	65%
Charles M. Swoboda	$1,099,000	0	0%	0%
Daniel J. Castillo[3]	$340,000	$ 340,000	100%	80%
________________

1
Pursuant to the Change in Control Agreement, Mr. Lowe’s performance-based incentive cash award for achievement of the annual goals for fiscal 2018 was guaranteed to be at least at target, pro-rated based on the number of days he was employed during the fiscal year, so long as Mr. Lowe presented strategic and organizational plans to the Board prior to the end of fiscal 2018 (which condition was met).

2	The Compensation Committee exercised discretion to award Mr. McDevitt a cash incentive award of $100,000 for fiscal 2018.
3
Mr. Castillo separated from the Company in December 2018. Pursuant to the Severance and Release Agreement between Mr. Castillo and the Company dated December 21, 2018, Mr. Castillo received a lump sum payment equal to his total target annual incentive award for fiscal 2018.

LTIP Equity Awards
Equity awards are granted to the named executive officers under the shareholder-approved LTIP to align their performance with shareholder interests, provide an opportunity for these officers to increase their ownership stake in Cree, and also provide for executive officer retention. The Committee emphasizes the importance of company and shareholder value growth by endeavoring to create compensation packages for the named executive officers with the general goal that approximately 80% or more of such individuals’ TDC would be at risk, and would generally only be earned by the executives based on increasing Cree’s operating profits, which historically have been highly correlated with an increase in Cree shareholder value. As a result, for fiscal 2018, in August 2017 the Committee approved grants of RSUs and PSUs as long-term equity compensation to the then serving named executive officers (with the exception of Mr. Swoboda). The Committee approved the long-term equity component of Mr. Lowe’s compensation package in September 2017 in connection with his engagement as our new CEO.
The Committee generally approves annual equity grants under the LTIP to be made on the first business day of September. The Committee awards equity grants without regard to any scheduled or anticipated release of material information, and does not accelerate or delay equity grants in response to material information or delay the disclosure of information due to plans to make equity grants.
Fiscal 2018 Equity Awards
The Committee approved the following equity grants to the named executive officers below at its regularly scheduled August 2017 meeting. Except as noted below, the awards were granted on September 1, 2017:

Executive Officer	RSUs	PSUs
Gregg A. Lowe[1]	208,854	208,854
Michael E. McDevitt	29,997	29,997
David T. Emerson	20,687	20,687
Charles M. Swoboda[2]	—	—
Daniel J. Castillo[3]	24,304	20,687
________________

1	Mr. Lowe received his equity awards in connection with his appointment as our CEO on September 27, 2018.
2	Pursuant to the terms of the Swoboda Separation Agreement, Mr. Swoboda was not eligible for any equity awards for fiscal 2018.
3
Mr. Castillo received an additional RSU award of 3,617 shares that was approved by the Committee in late October 2017 and granted on November 1, 2017. Mr. Castillo forfeited unvested equity upon his separation from the Company in December 2017.

In granting equity awards, the Committee considered Cree’s current and historical financial performance, along with each named executive officer’s demonstrated ability to sustain performance over time. The Committee also reviewed annual equity usage and assessed Cree’s historical use of shares, as compared to the Peer Group companies. Specifically, the Committee determined that Cree’s annual burn rate, net of forfeitures, as of the end of fiscal 2017 had averaged approximately 3.5% of average weighted shares outstanding for fiscal 2017, and approximately 3.3% for the three-fiscal year period, which the Committee has been advised by Radford is near the median rate among peer companies in the semiconductor industry.
Based on these considerations and the TDC analysis prepared by Radford, the Committee determined that the September 1, 2017 equity grant amounts above were appropriate, because these equity grants awarded to the named executive officers, including the PSUs, reflected a target TDC between the 50th and 75th percentiles of the market data (based on the value of such equity at the time of grant). The Committee determined that the subsequent 2018 equity award grants for Mr. Lowe in connection with his appointment as CEO were appropriate because the grants reflected a target TDC of the 75th percentile of the market data (based on the value of such equity at the time of grant). The Committee also determined that the sign-on grant to Mr. Lowe was appropriate to support a competitive compensation package necessary to retain a highly-qualified CEO candidate in a competitive marketplace. The Committee believes that the grant sizes at this level reinforce the focus on enhancing shareholder value and position the target TDC within the desired range, while also meeting the goal of having approximately 75% of the named executive officers’ TDC at risk.
Equity awards are reflected as compensation for fiscal 2018 in accordance with applicable reporting requirements in the Summary Compensation Table on page 42 under the “Stock Awards” column and in the Grants of Plan-Based Awards table on page 43.

Restricted Stock Units (RSUs)
Restricted stock units (RSUs), which are subject to time-based vesting, align the interests of the named executive officers with the interests of Cree’s shareholders because the value of RSUs fluctuates with Cree’s stock price. The primary value of RSUs, however, is that they create a strong incentive for retention, as RSUs have full value to the named executive officers upon vesting.
RSUs granted in September 2017 to Messrs. McDevitt and Emerson for fiscal 2018 vest ratably in equal annual increments over four years from the grant date. The RSUs granted to Mr. Lowe in September 2017 as part of his annual equity grant in connection with his initial hiring vest ratably in equal annual increments over four years from the grant date. In addition, Mr. Lowe received a second sign-on RSU retention grant, which also vests ratably in equal annual increments over four years from the grant date. Vesting ends upon termination of employment, and all unvested RSUs are forfeited; however, vesting accelerates upon death or termination of employment due to disability. Under the terms of the SLT Severance Plan (or for Mr. Lowe, his Change in Control Agreement), however, vesting of RSUs may also be accelerated in certain circumstances as discussed below. Mr. Swoboda did not receive any long-term equity awards in fiscal 2018, but his outstanding RSUs will continue to vest during the transition and consulting periods described in the Swoboda Separation Agreement in accordance with their terms.
Performance Stock Units (PSUs)
Performance stock units (PSUs) even further align the interests of the named executive officers with the interests of Cree’s shareholders because not only does the value of PSUs fluctuate with Cree’s stock price, but the performance criteria must first be met for the PSUs to vest. PSUs have retention incentives similar to RSUs, because PSUs will have full value to the named executive officers if the PSUs vest.
For fiscal 2018, in August 2017 the Committee approved the grant of PSUs to three of the named executive officers serving at that time (Messrs. McDevitt, Emerson and Castillo; Mr. Swoboda did not receive any fiscal 2018 equity grants, and Mr. Lowe did not receive any of the PSUs granted in August 2017) that would vest, if at all, in three equal tranches based on the terms and conditions set forth below tied to Cree’s non-GAAP operating income as determined by the Committee as specified below for the Company’s 2017, 2018 and 2019 fiscal years, modified based on Cree’s relative Total Shareholder Return (TSR) as compared to Cree’s percentile rank against the defined Peer Group (as noted in the table below), assuming the named executive officer had not terminated his service to Cree, as follows:

•
one-third of the PSUs would vest on September 1, 2018, if the Company achieves fiscal 2018 non-GAAP operating income of at least $30.0 million (i.e., at least a 50% increase in non-GAAP operating income for fiscal 2018 as compared to actual fiscal 2017 non-GAAP operating income of $20.0 million);

•
one-third of the PSUs would vest on September 1, 2019, if the Company achieves fiscal 2019 non-GAAP operating income of at least $33.0 million (i.e., at least a 10% increase in non-GAAP operating income for fiscal 2019 as compared to the minimum fiscal 2018 non-GAAP operating income target of $30.0 million); and

•
one-third of the PSUs would vest on September 1, 2020, if the Company achieves fiscal 2020 non-GAAP operating income of at least $36.3 million (i.e., at least a 10% increase in non-GAAP operating income for fiscal 2020 as compared to actual fiscal 2019 non-GAAP operating income of 33.0 million).

These PSUs also have a modifier based on the Company's Relative Total Shareholder Return (“RTSR”) compared to a peer group of companies listed on the “Nasdaq Composite Index filtered by the Semiconductor, Semiconductor Equipment, and Electronics Equipment, Instruments and Components Sectors” (the “TSR Peer Group”) over the period beginning on the last trading day immediately before the grant date and ending immediately prior to the vesting date (the “Measurement Period”). The starting value for the calculation of the Payout Factor will be the average Company share price for the 30 trading days prior to the grant date and the ending value for the calculation will be the average Company share price for the 30 trading days prior to the end of the Measurement Period. The RTSR of the Company will then be compared to the TSR Peer Group over the Measurement Period and separated into quartiles for determining the Payout Factor as follows: (a) if the Company ends in the Top (first) performing quartile, the Payout Factor is 1.25, (b) if the Company ends in the Second or Third quartile, the Payout Factor is 1.0, and (c) if the Company ends in the Fourth quartile, the Payout Factor is 0.75.

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
75th Percentile or Higher	125%
25th – 74th Percentile	100%
0 – 24th Percentile	75%

Vesting of these PSUs granted in August 2017 ends upon termination of employment. Under the terms of the SLT Severance Plan, however, vesting of options, RSUs and PSUs may also be accelerated in certain circumstances as discussed below. Mr. Swoboda’s outstanding equity awards granted for years prior to fiscal 2018 will continue to vest during the transition and consulting periods set forth in the Swoboda Separation Agreement in accordance with their terms.
Cree’s non-GAAP operating income for fiscal 2018 was $17 million, and as a result, the first tranche of the PSUs granted in August 2017 for fiscal 2018 financial performance was not earned or vested in September 2018; the second tranche of the PSUs granted in August 2016 for fiscal 2018 financial performance was not earned or vested as of such date; and the third tranche of the PSUs granted in August 2015 for fiscal 2018 financial performance was not earned or vested as of such date.
In connection with his appointment as CEO, Mr. Lowe received an award of PSUs for fiscal 2018 in addition to a sign-on retention award of PSUs, in each case that vest three years after the date of grant. The actual number of shares earned under the PSUs for both of his awards at the end of the three years will be the number of PSUs awarded times the “Payout Factor” described below. The performance thresholds for the PSUs will be based on the Company’s RTSR compared to TSR Peer Group over the period beginning on September 22, 2017 and ending immediately prior to the vesting date (the “Lowe Measurement Period”). The starting value for the calculation of the Payout Factor will be the 30 trading day average price for Cree common stock through September 22, 2017 and the ending value for the calculation will be the average Company share price for the 30 trading days prior to the end of the Lowe Measurement Period. The RTSR of the Company will then be compared to the peer group over the three-year period and separated into quartiles for determining the Payout Factor as follows: (i) if the Company ends in the first (top) performing quartile, the Payout Factor is 1.5; (ii) if the Company ends in the second quartile, the Payout Factor is 1.0; (iii) if the Company ends in the third quartile, the Payout Factor is 0.5; and (iv) if the Company ends in the fourth (worst) performing quartile, the Payout Factor is 0.
The PSUs and the RSUs awarded to Mr. Lowe in fiscal 2018 will become fully vested in the case of death or disability; however, the PSUs will not pay out until the end of the applicable three-year period and the payout at that time will be determined as described above.
Additional Information
Other Benefits and Perquisites. Consistent with Cree’s compensation philosophy, the Committee seeks to limit the perquisites provided to the named executive officers. Generally, the named executive officers are eligible to participate in only those benefit and retirement programs available to other employees, including Cree’s 401(k) plan, health and welfare plans, group term life insurance plan and Cree’s employee stock purchase program. The named executive officers receive matching contributions under the 401(k) plan consistent with other participating employees. Such matching contributions for named executive officers for fiscal 2018 are included in the Summary Compensation Table on page 42 under the “All Other Compensation” column.
The current named executive officers are eligible to participate in a voluntary executive physical program. This benefit is intended to encourage named executive officers to receive regular comprehensive physical examinations, as their future health and well-being are important to Cree’s success. Each participant is encouraged to voluntarily elect a comprehensive physical examination once per calendar year at a facility designated by Cree.
In connection with Mr. Lowe’s appointment as CEO, the Company provided Mr. Lowe a lump sum relocation allotment in the amount of $50,000 per quarter (at the beginning of each fiscal quarter) for the first four quarters of employment, grossed up for income and withholding taxes based on the marginal tax rate applicable to compensation disbursed at the time of payment. This allotment was to contribute to all transitional relocation expenses, including but not limited to current housing lease coverage, housing rental, storage expenses, and personal travel expenses. The Company also covered the costs of pre-approved house-hunting trips and the reasonable and customary expenses of moving Mr. Lowe’s household belongings. Mr. Lowe will be responsible for reimbursing the Company for the relocation amounts paid to him if he resigns voluntarily or the Company terminates his employment for cause before his second anniversary of employment.
Post-Termination Arrangements. The Committee has approved the severance benefits described below following termination, both in the context of a change in control and in other circumstances, to encourage executive officers to act in Cree’s best interests without regard to potential concerns for loss of income in the event of a disagreement with management or the Board of Directors that leads to termination of employment. The Committee approved certain severance benefits in the context of a change in control for Mr. Lowe in connection with his appointment in September 2017. Following this time, the Committee determined to review all plans for severance benefits covering the other named executive officers, in addition to other employees of the Company, based in part on market data provided by Radford, with the goal of aligning the Company’s severance practices both internally and with peer company practices. The result of this review was the termination of the Company’s Section 16 Officer Severance Plan and individual change in control agreements with named executive officers. In place of these arrangements, the Committee approved the SLT Severance Plan and conforming amendments to Mr. Lowe’s original Change in Control Agreement.
Under the Change in Control Agreement and the SLT Severance Plan, severance benefits in connection with a change in control are subject to a double-trigger feature, which means that payments are not triggered on a change in control unless, in connection with the change in control, the executive either (1) is terminated without cause; or (2) terminates his employment for good reason. See “Potential Payments upon Termination or Change in Control” on page 46 below for additional information on our severance arrangements with the named executive officers.
Change in Control Agreement with Mr. Lowe
The Company entered into the Change in Control Agreement with Mr. Lowe in connection with his appointment as Chief Executive Officer in September 2017, which was subsequently amended on May 4, 2018 to provide Mr. Lowe with severance benefits to replace those to which he would have been eligible to receive under the Company’s prior Section 16 Officer Severance Plan, which was terminated, and to make other revisions consistent with the benefits provided to other senior management under the SLT Severance Plan. If, during the term of the Change in Control Agreement, Mr. Lowe’s employment is terminated by the Company without cause (but not as a result of his death or long-term disability), or by Mr. Lowe for good reason, then he will receive the following benefits depending on whether or not the termination is in connection with a change in control of the Company.

Termination is not in connection with a change in control:		Termination is in connection with a change in control:
•	continued payment of his base salary for 18 months;	•	continued payment of his base salary for 24 months;
•	a lump sum payment equal to 1.5 times his target annual incentive award for the fiscal year in which the termination occur;	•	a lump sum payment equal to two times his target annual incentive award for the fiscal year in which the termination occurs;
•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe;	•	a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe;
•
continued vesting of RSUs and options granted to Mr. Lowe under the LTIP that are subject to time-based vesting requirements only during the 18 months following the date of employment termination as if Mr. Lowe’s employment had not terminated;
		•	full accelerated vesting with respect to his then outstanding, unvested time-vested restricted stock and other equity awards that vest solely based on the passage of time;
•
continued vesting during the 18 months following the date of termination of PSUs in accordance with the terms of such awards as if Mr. Lowe’s employment had not terminated, although PSUs that may vest under this provision shall be paid out based upon actual Company performance in accordance with the terms of the 2013 Plan and the applicable award agreement, including prorating for the portion of time Mr. Lowe provided services to the Company over the course of the applicable performance period and such additional 18-month period, as applicable; and
•
full accelerated vesting with respect to his then outstanding, unvested performance based restricted stock units, with all performance objectives deemed to have been satisfied at the target level (target being a Payout Factor of 1); and

•	in the event that Mr. Lowe’s employment is terminated on or before October 31, 2019, reimbursement by the Company for any loss incurred in the sale of Mr. Lowe’s primary North Carolina residence.	•	reimbursement by the Company for any loss incurred in the sale of his primary North Carolina residence.

SLT Severance Plan
On April 30, 2018, the Compensation Committee terminated the Company’s Section 16 Officer Severance Plan and adopted in its place the SLT Severance Plan covering executives who report directly to the CEO and who serve on the senior leadership team (the “SLT Executives”), including the Company’s currently serving named executive officers other than Mr. Lowe. The SLT Severance Plan is designed to provide severance benefits to the SLT Executives in the event of their termination of employment without cause or their resignation for good reason. Pursuant to the terms of the SLT Severance Plan, if an SLT Executive’s employment is terminated by the Company without cause (but not as a result of his or her death or long-term disability), or by the SLT Executive for good reason, then he or she will receive the following benefits depending on whether or not the termination is in connection with a change in control of the Company.

Termination is not in connection with a change in control:		Termination is in connection with a change in control:
•	continued payment of the SLT Executive’s regular salary for 12 months;	•	continued payment of the SLT Executive’s regular salary for 18 months;
•	payment of an amount equal to the SLT Executive’s annual targeted bonus opportunity at the target level for the year in which termination occurred;	•	payment of an amount equal to 1.5 times the SLT Executive’s annual targeted bonus opportunity at the target level for the year of termination;
•
reimbursement for the additional costs of continuing the SLT Executive’s group medical, dental and vision coverage under COBRA for 12 months or until the SLT Executive is eligible for new healthcare coverage, whichever is shorter;
		•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for the SLT Executive;
•
continued vesting of RSUs and options during the 12 months following the date of employment termination as if the SLT Executive’s employment had not terminated, and continued vesting of PSUs during the 12 months following the date of termination in accordance with the terms of such awards as if the SLT Executive’s employment had not terminated, although PSUs that may vest under this provision shall be paid out based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time the SLT Executive provided services to the Company over the course of the applicable performance period and such additional 12 month period, as applicable; and
•
accelerated vesting of RSUs and options that are subject to time-based vesting requirements only, so that they become vested by the date employment terminates, and deemed vesting of any unvested PSUs at the greater of (i) the target level and (ii) the actual performance level; and

•	outplacement benefits for 12 months.	•	outplacement benefits for 12 months.
Separation, General Release and Consulting Agreement with Mr. McDevitt
On June 5, 2018, Mr. McDevitt and the Company mutually agreed that Mr. McDevitt would retire as CFO following a transition period. Mr. McDevitt and the Company executed a Separation, General Release and Consulting Agreement (the “McDevitt Separation Agreement”) on June 7, 2018 in order to provide for an orderly transition to a new CFO; to govern the Company’s relationship with Mr. McDevitt during the transition period; and to establish that the separation benefits provided under the McDevitt Separation Agreement are in lieu of any benefits Mr. McDevitt might have been entitled to receive under any Company plan or agreement, including the SLT Severance Plan and the LTIP and its predecessor plan and Mr. McDevitt’s award agreements under each such plan.
The transition period ended on August 27, 2018 when Mr. Reynolds became the new CFO of the Company. Mr. McDevitt will remain a consultant of the Company for a 12-month period. The separation benefits described below will be compensation for Mr. McDevitt’s consulting services during the consulting term. Pursuant to the McDevitt Separation Agreement, since Mr. McDevitt was employed as the CFO during a portion of fiscal 2019, he will also be granted a new cash performance award for fiscal 2019, establishing a target award of $364,000 and making Mr. McDevitt eligible to receive, if earned based on Company performance for all of fiscal 2019, a pro-rata bonus for the portion of the fiscal year during which he served as the CFO.
Upon termination of the transition period (such date of termination, the “separation date”), Mr. McDevitt was entitled to the following separation benefits under the McDevitt Separation Agreement:

•	$455,000, which amount is equal to Mr. McDevitt’s base salary to be paid in equal monthly installments over the 12 months following the separation date;

•	$364,000, which amount is equal to Mr. McDevitt’s annual targeted bonus opportunity at target for fiscal 2019;

•
reimbursement for the additional costs of continuing Mr. McDevitt’s Company-sponsored group medical, dental, and vision coverage under COBRA applicable to the type of medical, dental, and vision coverage in effect for Mr. McDevitt as of the separation date for the 12-month period following the separation date, or until he is eligible for new group healthcare coverage, whichever is shorter;

•	outplacement benefits for a 12-month period; and

•
conditioned on Mr. McDevitt’s fulfillment of his obligations for consulting, continued compliance with all other terms of the McDevitt Separation Agreement through each applicable vesting date, and upon execution and delivery of a supplemental release, (i) any RSUs granted to Mr. McDevitt under the LTIP that are subject to time-based vesting requirements only and that are unvested as of the separation date will continue to vest during the consulting term and will continue to vest or settle and pay out in accordance with the time-based vesting schedule that would have applied had Mr. McDevitt’s employment not terminated; and (ii) any unvested PSUs granted to Mr. McDevitt under the LTIP prior to the separation date will continue to vest during the consulting term in accordance with the terms of the awards and will be paid out, if at all, based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time Mr. McDevitt provided services to the Company over the course of the applicable performance period and the consulting term, as applicable. At the end of the consulting term, any remaining unvested RSUs that are subject to time-based vesting will accelerate and will immediately vest in full and any remaining unvested PSUs will be forfeited (other than the pro-rated portion of any such unvested PSUs for which Mr. McDevitt provided services to the Company over the course of the applicable performance period and the consulting term, as applicable).

Separation, General Release and Consulting Agreement with Mr. Swoboda
During fiscal 2017, Mr. Swoboda and the Company entered into the Swoboda Separation Agreement in connection with our CEO succession plan. Pursuant to the Swoboda Separation Agreement, Mr. Swoboda was entitled to the following compensation upon the appointment of Mr. Lowe as CEO: (i) 18-months’ pay, based on his annual salary of $785,000 per year, or a total of $1,177,500, which amount will be paid in equal monthly installments over the 18 months following Mr. Swoboda’s termination from his executive positions; (ii) $1,648,500, which amount is equal to 1.5 times Mr. Swoboda’s annual bonus amount at target; and (iii) a lump sum payment of 18 times the COBRA premium applicable to the type of medical, dental and vision coverage in effect for Mr. Swoboda at the time of his termination. The separation benefits provided under the Swoboda Separation Agreement replaced any separation benefits Mr. Swoboda might have been entitled under the Section 16 Officer Severance Plan, the LTIP, or his Change in Control Agreement. Mr. Swoboda will remain a consultant of the Company until September 30, 2019. During the first 18 months of the consulting term, the separation benefits described above will be compensation for his consulting services. During the remaining period of the consulting term, Mr. Swoboda will receive a $5,000 monthly consulting fee.
Section 162(m) Treatment Regarding Performance-Based Equity Awards. The Committee has historically reviewed and considered the deductibility of executive compensation under Section 162(m), which provides that Cree may not be able to deduct compensation of more than $1,000,000 that is paid to certain executive officers (“covered employees”). For taxable years ending December 31, 2017 and earlier, this limitation did not apply to compensation that was considered “performance-based compensation,” including certain stock and cash incentive compensation under the LTIP, under the rules of Section 162(m). Historically, Cree sought to structure the performance-based portion of the compensation of the executive officers in a manner that complied with Section 162(m) when Cree considered it to be in Cree’s best interests, taking into account all relevant factors. The exemption from Section 162(m)’s deduction limitation for performance-based compensation has been repealed by the Tax Legislation, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain written binding arrangements in place as of November 2, 2017 and not materially modified or renewed thereafter. The definition of “covered employees” was also expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016. The Committee continues to evaluate the changes to Section 162(m) and their significance to our compensation programs. While the Committee seeks to preserve the deductibility of compensation payable to the executive officers, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals and tax deductibility is only one among a variety of factors that the Committee may consider in determining appropriate levels or forms of compensation.
Share Ownership Guidelines. The Board of Directors has adopted Corporate Governance Principles for Cree that include share ownership guidelines for members of the Board of Directors and executive officers. Under these guidelines, within five years after election or appointment:

•	the CEO is expected to own shares with a value not less than five times his base salary;

•	each other executive officer is expected to own shares with a value not less than two times the officer’s base salary; and

•	each non-employee member of the Board of Directors is expected to own shares with a value not less than five times the sum of the director’s retainers for service on the Board and on Board Committees.
Presently all directors and executive officers are within these guidelines.
Anti-Pledging and Hedging Policies. Cree has adopted a Securities Trading Policy that prevents our named executive officers or directors from entering into any pledging or margin account transactions in Cree stock. In addition, although hedging transactions in Cree stock are not completely prohibited for our named executive officers or directors, any employee or director that wishes to enter into a hedging transaction with Cree stock, such transaction must be pre-cleared in advance with Cree’s General Counsel. No such hedging transactions have been requested or approved.
Compensation Committee Report
The Compensation Committee met on August 20, 2018 and reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE

Thomas H. Werner, Chairman
C. Howard Nye
Anne C. Whitaker

Summary of Cash and Certain Other Compensation
The following table summarizes the compensation of the Company’s chief executive officer and all other persons who served as named executive officers during fiscal 2018.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Gregg A. Lowe	2018	$580,666	$11,583,043	$859,904	$399,651	(4)	$13,423,264
CEO and President (3)

Michael E. McDevitt	2018	$455,004	$1,464,454	$100,000	$9,450		$2,028,908
Former Executive Vice President and CFO	2017	$455,004	$1,336,999	—	$8,901		$1,800,904
	2016	$440,000	$1,484,165	$129,536	$8,559		$2,062,260

David T. Emerson	2018	$397,223	$1,009,939	$258,880	$7,875		$1,673,917
Executive Vice President–LED
Products (5)

Charles M. Swoboda	2018	$328,866	—	$274,750	$2,144,682	(6)	$2,748,298
Former Chairman, CEO and President	2017	$785,000	$4,507,033	—	$21,458		$5,313,491
	2016	$785,000	$5,003,146	$252,770	$7,984		$6,048,900

Daniel J. Castillo	2018	$218,414	$1,134,907	—	$205,407	(8)	$1,558,728
Former Executive Vice President and	2017	$425,000	$2,739,083	—	$171,218		$3,335,301
President–Lighting Products (7)

________________

(1)
Represents the aggregate grant date fair value of service-based RSUs and PSUs granted during the fiscal years shown calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The aggregate grant date fair value is the amount we expect to expense in our financial statements over the award’s vesting schedule. See Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 24, 2018 for assumptions used in the calculations. There can be no assurance that the ASC Topic 718 grant date fair value amounts will never be realized. In fact, because the PSUs did not pay out for fiscal 2018, the amount in the Stock Awards for Messrs. McDevitt and Emerson (as well as Mr. Castillo, who departed prior to the end of the applicable performance period) reflect $732,227, $504,970 and $504,970, respectively, that will not be realized by the executives.

(2)
Amounts listed in column (i) include matching contributions to the 401(k) retirement plan. Except as otherwise described below, no named executive officer received perquisites and personal benefits valued, in the aggregate, at $10,000 or more. Therefore, in accordance with Securities and Exchange Commission disclosure rules, this column does not reflect the value of the perquisites and personal benefits received for fiscal 2016 through 2018 unless otherwise noted or previously disclosed.

(3)	Mr. Lowe was appointed as Chief Executive Officer and President on September 27, 2017.

(4)
The amount reported includes (i) relocation and housing expenses of $345,898 in connection with Mr. Lowe’s hiring and tax gross-ups in connection therewith and (ii) reimbursement for attorneys’ fees in the amount of $40,426 Mr. Lowe incurred in connection with the preparation and negotiation of the Change in Control Agreement.

(5)	Mr. Emerson was appointed as Executive Vice President–LED Products on September 1, 2017.

(6)
The amount reported includes $2,144,290 paid pursuant to the Swoboda Separation Agreement (see “Compensation Discussion and Analysis—Additional Information—Post-Termination Arrangements—Separation, General Release and Consulting Agreement with Mr. Swoboda” above for more information).

(7)	Mr. Castillo served as Executive Vice President and President–Lighting Products from November 7, 2016 to December 5, 2017.

(8)
The amount reported includes $201,842 paid pursuant to the Separation and General Release Agreement between us and Mr. Castillo (see “Potential Payments upon Termination or Change in Control—Castillo Separation and General Release Agreement with Mr. Castillo” below for more information).

Grants of Equity and Non-Equity Incentive Awards
The following table provides information about RSUs, PSUs and non-equity incentive plan awards granted to the named executive officers during fiscal 2018. All RSUs and PSUs were granted under the LTIP. No stock options were granted to the named executive officers in fiscal 2018.
Grants of Plan-Based Awards in Fiscal 2018

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregg A.			—	$859,904	$1,719,808				—	—	—	—
Lowe	9/27/2017	9/22/2017	—	—	—	104,427	208,854	313,281	—	—	—	$5,791,521
	9/27/2017	9/22/2017	—	—	—	—	—	—	208,854	—	—	$5,791,521

Michael E.			$182,002	$364,003	$728,007				—	—	—	—
McDevitt	9/1/2017	8/28/2017	—	—	—	22,498	29,997	37,496	—	—	—	$732,227
	9/1/2017	8/28/2017	—	—	—	—	—	—	29,997	—	—	$732,227

David T.			$160,000	$320,000	$640,000				—	—	—	—
Emerson	9/1/2017	8/28/2017	—	—	—	15,515	20,687	25,859	—	—	—	$504,970
	9/1/2017	8/28/2017	—	—	—	—	—	—	20,687	—	—	$504,970

Charles M.			—	$1,099,000	—				—	—	—	—
Swoboda			—	—	—	—	—	—	—	—	—	—
			—	—	—	—	—	—	—	—	—	—

Daniel J.			$170,000	$340,000	$680,000				—	—	—	—
Castillo	9/1/2017	8/28/2017	—	—	—	15,515	20,687	25,859	—	—	—	$504,970
	9/1/2017	8/28/2017	—	—	—	—	—	—	20,687	—	—	$504,970
	11/1/2017	10/25/2017							3,617	—	—	$124,967
________________

(1)
Non-equity incentive plan awards represent the threshold, target and maximum amounts of cash incentive compensation payable under the performance units granted under the LTIP.  The actual amounts earned are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”  Mr. Lowe’s cash incentive award for fiscal 2018 was guaranteed at no less than target level based on the number of days employed during the fiscal year. Threshold payment amounts under the performance units awarded to Messrs. McDevitt, Emerson, Swoboda, and Castillo are comprised solely of the annual target incentive, assume only the attainment of the minimum annual goals and are paid at 50% of the target incentive.  Target payment amounts are paid at 100% of the target incentive and assume goal attainment of 100% of the target annual goals.  Maximum payment amounts reflect the annual payout cap of 200% of the annual target incentive, which assumes goal attainment of the maximum annual goals.  Annual corporate financial targets for Messrs. Lowe, McDevitt, and Swoboda for fiscal 2018 were solely based on Cree-wide financial targets. Annual corporate financial targets for Messrs. Emerson and Castillo for fiscal 2018 were weighted equally on Cree-wide and business unit specific targets. For additional information regarding the LTIP and performance units, see “Compensation Discussion and Analysis” above.

(2)
PSUs are granted at target on the grant date. For Mr. Lowe, actual shares awarded on the third anniversary of the grant date is based on the payout factor that corresponds with the Company’s RTSR percentile rank compared to the TSR Peer Group. Maximum opportunity is 150% of the target if the Company ranks in the top quartile, target is 100% if the Company ranks in the second quartile, threshold is 50% if the Company ranks in the third quartile and no payout if the Company ranks in the fourth (worst) quartile. For Messrs. McDevitt, Emerson and Castillo, the PSUs granted in fiscal 2018 vest in three equal tranches commencing on the first anniversary of the grant date based on the achievement of non-GAAP operating income of $30.0 million for fiscal 2018, $33.0 million for fiscal 2019, and $36.3 million for fiscal 2020. Actual shares awarded on each anniversary, assuming the goal is achieved, are based on the payout factor that corresponds with the Company’s RTSR percentile rank compared to the TSR Peer Group. Maximum opportunity is 125% of the target if the Company ranks at or above the 75th percentile, target is 100% if the Company ranks at or above the 25th percentile but below the 75th percentile, and threshold of 75% if the Company ranks below the 25th percentile. For additional information regarding the PSUs granted during fiscal 2018, see “Compensation Discussion and Analysis” above.

(3)
The RSUs granted to Messrs. Lowe, McDevitt, Emerson and Castillo vest in four annual installments commencing on the first anniversary of the date of grant, provided the recipient continues service as an employee, consultant or as a member of the Board of Directors.

Outstanding Equity Awards
The following table provides information about outstanding equity awards held by the named executive officers as of June 24, 2018.
Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregg A.					208,854	(4)	$9,953,982
Lowe								104,427	(5)	$9,953,982

Michael E.	30,000		$23.62	6/1/2019	75,753	(6)	$3,610,388
McDevitt	20,000		$27.77	9/4/2019
	16,000		$54.60	9/3/2020
	16,000		$45.13	9/2/2021
								44,712	(7)	$2,488,376

David T.	30,000		$30.92	9/1/2018	70,931	(8)	$3,380,571
Emerson	40,000		$27.77	9/4/2019
	9,000		$54.60	9/3/2020
	9,000		$45.13	9/2/2021
								27,771	(9)	$1,570,063

Charles M.	40,000		$27.77	9/4/2019	155,763	(10)	$7,423,665
Swoboda	50,000		$54.60	9/3/2020
	64,000		$45.13	9/2/2021
								74,884	(11)	$3,568,971

Daniel J.	—				—		—	—		—
Castillo (12)
________________
(1)    The option awards, RSUs and PSUs listed were granted under the LTIP or the Company’s 2004 Long-Term Incentive Compensation Plan, as amended, or the 2004 LTIP.
(2)    Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment, except in cases of death or termination due to a long-term disability. Mr. McDevitt’s outstanding options will continue to be exercisable during the consulting period described in the McDevitt Separation Agreement and for the 90 day period thereafter. Mr. Swoboda’s outstanding options will continue to be exercisable during the consulting period described in the Swoboda Separation Agreement and for the 90 day period thereafter.
(3)    Market value of shares that have not vested is based on $47.66 per share (the closing price of our common stock as reported by Nasdaq on June 22, 2018, the last business day of fiscal 2018).
(4)    Includes RSUs that vest as to 52,214 shares cumulatively on September 27, 2018, as to 52,214 shares cumulatively on September 27, 2019, as to 52,214 shares cumulatively on September 27, 2020, and as to 52,214 shares on September 27, 2021.
(5)    Includes PSUs that vest as to 104,427 shares cumulatively on September 27, 2020, if the applicable threshold performance target for the period is satisfied (assuming a payout factor of 0.5).
(6)    Includes RSUs that vest as to 28,265 shares cumulatively on September 1, 2018, as to 24,264 shares cumulatively on September 1, 2019, as to 15,725 shares cumulatively on September 1, 2020, and as to 7,499 shares on September 1, 2021. Pursuant to the McDevitt Separation Agreement, any RSUs granted to Mr. McDevitt under the LTIP that are subject to time-based vesting requirements only and that are unvested as of his separation date from the Company will continue to vest during his consulting term and will continue to vest or settle and pay out in accordance with the time-based vesting schedule that would have applied had Mr. McDevitt’s employment not terminated. At the end of Mr. McDevitt’s consulting term, any remaining unvested RSUs that are subject to time-based vesting will accelerate and will immediately vest in full.
(7)    Includes PSUs that vest as to 24,901 shares cumulatively on September 1, 2018, as to 17,311 shares cumulatively on September 1, 2019, as to 9,999 shares cumulatively on September 1, 2020, if the applicable threshold performance targets for each period are satisfied (assuming a TSR modifier of 75% for awards made in fiscal 2018). As described above, the performance targets for the PSUs scheduled to vest on September 1, 2018 were not achieved and therefore these awards will never vest. Pursuant to the McDevitt Separation Agreement, any unvested PSUs granted to Mr. McDevitt under the LTIP prior to his separation date from the Company will continue to vest during his consulting term in accordance with the terms of the awards and will be paid out, if at all, based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time Mr. McDevitt provided services to the Company over the course of the applicable performance period and the consulting term, as applicable.
(8)    Includes RSUs that vest as to 16,672 shares cumulatively on September 1, 2018, as to 8,319 on June 1, 2019, as to 14,421 shares cumulatively on September 1, 2019, as to 8,319 on June 1, 2020, as to 9,710 shares cumulatively on September 1, 2020, as to 8,319 on June 1, 2021, and as to 5,171 shares on September 1, 2021.
(9)    Includes PSUs that vest as to 15,118 shares cumulatively on September 1, 2018, as to 10,930 shares cumulatively on September 1, 2019, and as to 6,895 shares on September 1, 2020, if the applicable threshold performance targets for each period are satisfied (assuming a TSR modifier of 75% for awards made in fiscal 2018). As described above, the performance targets for the PSUs scheduled to vest on September 1, 2018 were not achieved and therefore these awards will not vest.
(10)    Includes RSUs that vest as to 71,517 shares cumulatively on September 1, 2018, as to 56,516 shares cumulatively on September 1, 2019, and as to 27,730 shares on September 1, 2020.
(11)    Includes PSUs that vest as to 50,236 shares cumulatively on September 1, 2018 and as to 24,648 shares on September 1, 2019, if the applicable threshold performance targets for each period are satisfied. As described above, the performance targets for the PSUs scheduled to vest on September 1, 2018 were not achieved and therefore these awards will not vest.
(12)    Mr. Castillo forfeited all unvested equity awards upon his separation from the Company in December 2017.
Stock Option Exercises and Vesting of Restricted Stock
The following table provides information about option exercises and vesting of RSUs held by the named executive officers during fiscal 2018.
Option Exercises and Stock Vested in Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregg A. Lowe	—	—	—	—

Michael E. McDevitt	127,000	$1,770,701	24,766	$604,538	(1)

David T. Emerson	—	—	11,501	$280,739	(1)
			8,320	$393,702	(2)

Charles M. Swoboda	—	—	68,787	$1,677,027	(1)

Daniel J. Castillo	—	—	12,623	$447,107	(3)

________________

(1)	For RSUs, the value realized on vesting is based on $24.41 per share (the closing price of our common stock as reported by Nasdaq on September 1, 2017).

(2)	For this grant of RSUs, the value realized on vesting is based on $47.32 per share (the closing price of our common stock as reported by Nasdaq on June 1, 2018).

(3)	For this grant of RSUs, the value realized on vesting is based on $35.42 per share (the closing price of our common stock as reported by Nasdaq on November 7, 2017).

Potential Payments upon Termination or Change in Control
We have various arrangements that provide the named executive officers with specified benefits if their employment is terminated under certain circumstances, as described below. In addition, these named executive officers participate in various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below.
Payments to the Currently Employed Named Executive Officers Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control
The Change in Control Agreement with Mr. Lowe and the SLT Severance Plan for the other currently employed named executive officers (for fiscal 2018, Mr. Emerson) in each case provide for certain payments to be made upon termination without cause or resignation for good reason in connection with a change in control. Mr. Lowe (under the Change in Control Agreement) and Mr. Emerson (under the SLT Severance Plan), if his employment is terminated by us without cause but not as a result of his death or long-term disability, or by the executive for good reason, and the termination was in connection with a change in control, will be entitled to receive the following benefits:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	continued payment of Mr. Lowe’s base salary for 24 months;	•	continued payment of the executive’s regular salary for 18 months;
•	a lump sum payment equal to two times his target annual incentive award for the fiscal year in which the termination occurs;	•	a lump sum payment equal to 1.5 times the executive’s target annual incentive award for the year in which the termination occurs;
•	a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe;	•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for the executive;
•
full accelerated vesting with respect to his then outstanding, unvested RSUs and other equity awards that vest solely based on the passage of time, and full accelerated vesting with respect to his then outstanding, unvested PSUs, with all performance objectives deemed to have been satisfied at the target level (target being a Payout Factor of 1); and
•
accelerated vesting of RSUs and options that are subject to time-based vesting requirements only, so that they become vested by the date employment terminates, and deemed vesting of any unvested PSUs at the greater of (i) the target level and (ii) the actual performance level; and

•	reimbursement by the Company for any loss incurred in the sale of Mr. Lowe’s primary North Carolina residence.	•	outplacement benefits for 12 months.
In the event amounts payable under the Change in Control Agreement or SLT Severance Plan, as applicable or otherwise are contingent on a change in control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, and it is determined that any payment or benefit made or provided to the executive would be subject to the excise tax imposed by Section 4999 of the Code, the payments to such executive under the Change in Control Agreement or SLT Severance Plan, as applicable, will either be (i) paid in full or (ii) reduced to an amount that would not trigger the Section 280G-related excise tax, whichever results in the executive receiving the greatest after tax payment.
The Change in Control Agreement also provides that, if Mr. Lowe becomes generally disabled and his employment is terminated before he becomes eligible for benefits under our long-term disability program or if he elects to resign for good reason because the Company does not restore him to his prior position and level of authority after he ceases to be generally disabled, in each case in connection with a change in control, he will be entitled to severance benefits under the Change in Control Agreement.

Payments to the Currently Employed Named Executive Officers Made Upon Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control
The Change in Control Agreement with Mr. Lowe and the SLT Severance Plan for the other currently employed named executive officers (for fiscal 2018, Mr. Emerson) in each case provide for certain payments to be made upon termination without cause or resignation for good reason not in connection with a change in control. Mr. Lowe (under the Change in Control Agreement) and Mr. Emerson (under the SLT Severance), if his employment is terminated by us without cause but not as a result of his death or long-term disability, or by the executive for good reason, and the termination was not in connection with a change in control, will be entitled to receive the following benefits:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	continued payment of Mr. Lowe’s base salary for 18 months;	•	continued payment of the executive’s base salary for 12 months;
•	a lump sum payment equal to 1.5 times his target annual incentive award for the fiscal year in which the termination occur;	•	a lump sum payment equal to the executive’s annual incentive award for the fiscal year in which the termination occurred;
•	a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe;	•
reimbursement for the additional costs of continuing the executive’s group medical, dental and vision coverage under COBRA for 12 months or until he is eligible for new healthcare coverage, whichever is shorter;

•
continued vesting of RSUs and options granted to Mr. Lowe under the LTIP that are subject to time-based vesting requirements only during the 18 months following the date of employment termination as if Mr. Lowe’s employment had not terminated, and continued vesting during the 18 months following the date of termination of PSUs in accordance with the terms of such awards as if Mr. Lowe’s employment had not terminated, although PSUs that may vest will be paid out based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time Mr. Lowe provided services to the Company over the course of the applicable performance period and such additional 18-month period, as applicable; and
•
continued vesting of RSUs and options during the 12 months following the date of employment termination as if the executive’s employment had not terminated, and continued vesting of PSUs during the 12 months following the date of termination in accordance with the terms of such awards as if the executive’s employment had not terminated, although PSUs that may vest will be paid out based upon actual Company performance in accordance with the terms of the LTIP and the applicable award agreement, including prorating for the portion of time the executive provided services to the Company over the course of the applicable performance period and such additional 12-month period, as applicable; and

•	in the event that Mr. Lowe’s employment is terminated on or before October 31, 2019, reimbursement by the Company for any loss incurred in the sale of Mr. Lowe’s primary North Carolina residence.	•	outplacement benefits for 12 months.
Further Conditions to Severance Benefits
As a condition to the receipt of the benefits described above under the Change in Control Agreement, Mr. Lowe must (i) sign and not revoke a release of claims, (ii) refrain from disparaging the Company, its directors, or its officers for 24 months after termination, and (iii) continue to comply with the terms of the standard form of employee agreement regarding confidential information, intellectual property and noncompetition between Mr. Lowe and the Company (the “Confidential Information Agreement”), as amended by the Change in Control Agreement. Pursuant to the Change in Control Agreement, the period during which such noncompetition provisions of the Confidential Information Agreement apply will be (x) 24 months following Mr. Lowe’s termination (or such longer period used to calculate continued salary payments) in the event that he is entitled to severance payments in connection with a change in control as described above or (y) 18 months in the event that Mr. Lowe is entitled to severance payments not in connection with a change in control.
As a condition of eligibility to participate in the SLT Severance Plan, each executive must (i) sign and not revoke a release of claims, (ii) sign a participation agreement under which, among other things, such executive (a) acknowledges and agrees that the Section 16 Officers Severance Plan has been properly terminated and that he has been provided with proper notice of such termination and that he waives any and all benefits to which he may have been entitled to receive under the Section 16 Officers Severance Plan and (b) agrees to terminate and waive any rights he might still have in a change in control agreement previously entered into with us, in each case if applicable to such executive; and (iii) continue to comply with the terms of the executive’s Confidential Information Agreement, which, in the event that the executive is entitled to severance payments in connection with a change in control as described above, will be amended by the release to provide that the post-separation restrictive period applicable to the noncompetition and nonsolicitation provisions contained therein will extended until the end of the 18-month period following the executive’s termination date (or such longer period used to calculate continued salary payments).
Definitions
The terms “cause,” “good reason,” “change in control” and “in connection with a change in control” are defined in the Change in Control Agreement and SLT Severance Plan as follows:
“Cause” means:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•
Mr. Lowe’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of his position that is not corrected after one written warning detailing the concerns and offering Mr. Lowe a reasonable period of time to cure;
•
an executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of the executive’s position that is not corrected after one written warning detailing the concerns and offering him a reasonable period of time to cure;

•	any material and willful violation of any federal or state law by Mr. Lowe in connection with his responsibilities as an employee of the Company;	•
any material and willful failure of an executive to comply with Company policies (including but not limited to the Company’s Code of Conduct), applicable government laws, rules and regulations and/or reasonable directives of the CEO or Board of Directors;

•
any act of personal dishonesty taken by Mr. Lowe in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in his personal enrichment;
•
any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by an executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

•
Mr. Lowe’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or
•
an executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

•	Mr. Lowe materially breaching his Confidential Information Agreement, which breach is not cured.	•	an executive’s material breach of his Confidential Information Agreement.

Change in Control Agreement (Mr. Lowe):	SLT Severance Plan:
•
an executive’s failure to fully disclose any material conflict of interest that he may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

	•	an executive’s commission of any act or omission that has caused or could cause material reputational damage to the Company.
“Good reason” generally mean the occurrence of any of the following without the executive’s consent, and not due to cause, within the timeframes specified in the definition of “in connection with a change in control” below, if applicable, subject to certain notice and cure provisions:

Change in Control Agreement (Mr. Lowe):		SLT Severance Plan:
•	a material reduction in Mr. Lowe’s authority, duties or responsibilities, including removal from, or a failure to elect Mr. Lowe to, the Board of Directors;	•
a material reduction in the executive’s authority, duties or responsibilities, provided however, that this will not apply to the sale, transfer or other disposition of all or substantially all of the stock or assets of a business unit for which the applicable executive was not the primary executive responsible;

•
a material reduction in Mr. Lowe’s base salary or target annual and long-term incentive compensation, other than a one-time reduction in either case that also is applied to substantially all other executive officers of the Company, provided that Mr. Lowe’s reduction is substantially proportionate to the reduction applied to substantially all other executive officers;
		•	a material reduction in the executive’s annual base salary, target annual compensation (bonus), or long-term incentive compensation (including, but not limited to equity compensation);
•	the Company requiring Mr. Lowe to report to anyone other than the Board of Directors; or	•	the Company requiring the executive to report to anyone other than the CEO; or
•
the Company requiring Mr. Lowe to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35 mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Mr. Lowe’s current principal place of employment.
•
the Company requiring the executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a 35 mile radius from his current principal place of employment.

“Change in control” generally means any of the following events:

•
any person or group of persons becomes the beneficial owner of 50% or more of our outstanding common stock or the combined voting power of our securities entitled to vote generally in the election of directors;

•	a sale or other disposition of all or substantially all of our assets;

•	shareholder approval of a definitive agreement or plan to liquidate our company;

•
a merger or consolidation of our company with and into another entity, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction; (2) no person or group of persons is the beneficial owner, directly or indirectly, of 50% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body; and (3) more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;

•
A change in the majority of the incumbent directors of the Board of Directors during a consecutive 24-month period during the executive’s employment term, excluding such changes resulting from directors who are elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors qualifying as incumbent directors; or

•
in the case of the SLT Severance Plan, the sale, transfer or other disposition of all or substantially all of the stock or assets of a business unit of Cree or a similar transaction as the Board of Directors, in its sole discretion, may determine to be a “change in control”; provided, however, that “change in control” will not include (1) a transaction the sole purpose of which is to change the state of our incorporation; or (2) the initial public offering of the stock of a Business Unit of our company, and any subsequent sell down of the stock of the Business Unit by our company.

“In connection with a change in control” means either:

•
within the period of time between the commencement of a tender offer or our entry into a written agreement with another party that contemplates a transaction, the consummation of either of which would result in a change in control and the occurrence of either the resulting change in control or the termination or expiration of the tender offer or the written agreement without the occurrence of a change in control; or

•	within 24 months following a change in control.
McDevitt Separation Agreement
On June 5, 2018, Mr. McDevitt and the Company mutually agreed that Mr. McDevitt would retire as CFO following a transition period. Mr. McDevitt and the Company executed the McDevitt Separation Agreement on June 7, 2018 in order to provide for an orderly transition to a new CFO; to govern the Company’s relationship with Mr. McDevitt during the transition period; and to establish that the separation benefits provided under the McDevitt Separation Agreement are in lieu of any benefits Mr. McDevitt might have been entitled to receive under any Company plan or agreement, including the SLT Severance Plan and the LTIP and its predecessor plan and Mr. McDevitt’s award agreements under each such plan. Please see “Compensation Discussion and Analysis—Additional Information—Post-Termination Arrangements—Separation, General Release and Consulting Agreement with Mr. McDevitt” above for a description of the McDevitt Separation Agreement.
Swoboda Separation Agreement
During fiscal 2017, Mr. Swoboda and the Company entered into the Swoboda Separation Agreement in connection with our CEO succession plan. Please see “Compensation Discussion and Analysis-Additional Information-Post-Termination Arrangements-Separation, General Release and Consulting Agreement with Mr. Swoboda” above for a description of the Swoboda Separation Agreement.
Separation and General Release Agreement with Mr. Castillo
On December 21, 2017, the Company entered into a Separation and General Release Agreement with Mr. Castillo in connection with his separation from the Company (the “Castillo Separation Agreement”). Pursuant to the Castillo Separation Agreement, Mr. Castillo was entitled to the following post-employment benefits: (i) $425,000, to be paid in equal installment payments in accordance with the Company’s regular payroll schedule over the 12-month period following the separation date; (ii) $340,000, to be paid in two lump sums, with the first half in a lump sum on the first such payroll date occurring after September 1, 2018 and the second half in a lump sum in the last paycheck in which monthly severance payments are be made to Mr. Castillo as described above; (iii) reimbursement for the additional costs of continuing Mr. Castillo’s group medical, dental and vision coverage, for the 12-month period following the separation date, applicable to the type of medical, dental and vision coverage in effect for Mr. Castillo as of the separation date; and (iv) on the condition that Mr. Castillo fully complies with his obligations under the Castillo Separation Agreement, the Company will waive Mr. Castillo’s obligation under his offer letter to repay to the Company one-third of his signing bonus in the amount of $50,000 and the relocation bonuses in the amount of $180,000.
LTIPs
The LTIP and the 2004 LTIP (collectively, the “LTIPs”) provide for potential acceleration of equity awards in the event of a proposed sale of all or substantially all of our assets or stock, the merger of our company with or into another corporation such that our shareholders immediately prior to the merger exchange their shares of stock for cash and/or shares of another entity or any other corporate transaction to which the Compensation Committee deems appropriate. Upon such an event, if the successor corporation does not agree to assume the outstanding equity awards or to substitute equivalent awards, the Compensation Committee has discretion to provide for the participants in the LTIPs to have the right to exercise, for a period of 15 days, their stock options or other awards as to all shares, including shares as to which the options or other awards would not otherwise be exercisable (or with respect to restricted stock or stock units, provide that all restrictions will lapse). The stock options or other awards will terminate upon the expiration of the 15-day period to the extent not exercised.
The award agreements under the LTIPs provide for accelerated vesting of nonqualified stock options, RSUs, and PSUs in the event of a participant’s death or upon the effective date of the determination of the executive officer’s long-term disability. For PSUs, vesting is on a pro rata basis based on the number of days elapsed during the applicable performance period for awards made in fiscal 2017 and earlier and at the greater of the target level or the actual performance level for awards made in fiscal 2018 (with the date of death or on the effective date of the determination of disability being treated as the ending date for the measurement period).
Amounts of Potential Payments upon Termination or Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided to each of the named executive officers who were serving Cree as executive officers at the end of fiscal 2018 in the event of a termination of employment or change in control, or both.
Payments and benefits are estimated using the following assumptions: (1) the triggering event took place on June 24, 2018, the last business day of fiscal 2018, or the Trigger Date; (2) the price per share of our common stock on the Trigger Date was $47.66, which represents the closing price of our common stock as reported by Nasdaq on the last trading day preceding such date; and (3) all amounts are based on compensation and benefit agreements, plans and arrangements in effect on the Trigger Date notwithstanding subsequent changes in such agreements, plans and arrangements for fiscal 2019. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or if the actual results differ from the assumptions described herein.

Potential Payments and Benefits to Named Executive Officers upon
Termination of Employment or Change in Control

Name	Triggering Event	Type of Payment/Benefit	Amount
Gregg A. Lowe	Death or termination of employment due to	Annual incentive award (1)	$859,904
	long-term disability	Vesting acceleration (100%) (2)	24,884,954
			$25,744,858
	Change in control (not involving	Annual incentive award (4)	$859,904
	termination of employment) (3)		$859,904
	Termination without cause or resignation	Base salary (18 months)	$1,237,500
	for good reason not in connection with a	Incentive awards	1,732,500
	change in control (5)	COBRA premiums (18 months)	18,527
		Continued vesting (18 months)	4,976,991
			$7,965,518
	Termination without cause or resignation	Base salary (24 months)	$1,650,000
	for good reason in connection with a	Incentive awards	2,310,000
	change in control (5)	COBRA premiums (24 months)	24,702
		Vesting acceleration (100%)	24,884,954
		Outplacement services (12 months)	6,500
			$28,876,156
Michael E. McDevitt	Compensation pursuant to the McDevitt	Base salary (12 months)	$455,000
	Separation Agreement (6)	Annual incentive award	364,000
		COBRA Premiums (12 months)	18,487
		Outplacement services (12 months)	6,500
		Continued vesting (12 months)	1,347,074
			$2,191,061
David T. Emerson	Death or termination of employment due to	Annual incentive award (1)	$258,880
	long-term disability	Vesting acceleration (100%) (2)	5,197,120
			$5,456,000
	Change in control (not involving	Annual incentive award (4)	$320,000
	termination of employment) (3)		$320,000
	Termination without cause or resignation	Base salary (12 months)	$400,000
	for good reason not in connection with a	Incentive awards (6)	320,000
	change in control (7)	COBRA premiums (12 months)	12,219
		Outplacement services (12 months)	6,500
		Continued vesting (12 months)	1,191,059
			$1,929,778
	Termination without cause or resignation	Base salary (18 months)	$600,000
	for good reason in connection with a	Annual incentive award	480,000
	change in control (7)	COBRA premiums (18 months)	18,329
		Vesting acceleration (100%)	5,197,120
		Outplacement services (12 months)	6,500
			$6,301,949
________________

(1)
Based on actual results for performance period using 0% performance measurement for the Cree-wide financial goals and 162% for the LED Products business unit financial goals applicable to Mr. Emerson, in each case prorated to the Trigger Date for the annual incentive portion. Assumes no prior leave of absence in the case of death. In the case of termination due to long-term disability, assuming 180 days prior leave of absence, payment would have been $859,904 for Mr. Lowe and $131,213 for Mr. Emerson. Actual amount will vary based on performance measurement and the duration of any leave of absence prior to death or termination due to long-term disability.

(2)
Vesting is automatically accelerated for nonqualified stock options, RSUs, and PSUs in the event of death or upon the effective date of the determination of the executive officer’s long-term disability pursuant to the terms of the award agreements under the LTIPs, which terms apply equally to all participants. For PSUs, vesting is on a pro rata basis based on the number of days elapsed during the applicable performance period for awards made in fiscal 2017 and earlier and at the greater of the target level or the actual performance level for awards made in fiscal 2018 (with the date of death or on the effective date of the determination of disability being treated as the ending date for the measurement period).

(3)
No accelerated vesting will occur for equity awards under the LTIP in connection with a change in control not involving termination of employment unless the outstanding awards are not assumed by the successor in connection with a change in control, and the Compensation Committee, in its discretion, accelerates vesting of the outstanding but unvested awards. If awards were not assumed by the successor and the Compensation Committee exercised its discretion to the fullest extent possible and determined that 100% of the outstanding awards should be vested, the named executive officers would have received the following additional amounts: $859,904 for Mr. Lowe and $131,213 for Mr. Emerson.

(4)
The performance units granted to Messrs. Lowe and Emerson provide that the performance measurement for determining his annual incentive award will be no less than 100% if a change in control occurs during the performance period. The amount in the table represents the additional amount each of Messrs. Lowe and Emerson would have received as a result of this provision and excludes any amount he would otherwise be entitled to receive based on actual performance results.

(5)	The triggering event, along with resulting benefits, is defined in the Change in Control Agreement.

(6)	Represents amounts to which Mr. McDevitt is entitled pursuant to the McDevitt Separation Agreement, following the termination of the transition period.

(7)	The triggering event, along with resulting benefits, is defined in the SLT Severance Plan.

CEO Pay Ratio Disclosure
Beginning in 2018, Securities and Exchange Commission rules require the Company to disclose the ratio of the total annual compensation of our CEO to the total annual compensation of our median employee.
We employ approximately 7,000 individuals located primarily in the United States and China (including Hong Kong) with less significant representation in Taiwan, South Korea, Japan, Malaysia, and Europe. In determining the median employee, we included our global employee population as of April 1, 2018.
The median employee compensation was identified first using a consistently applied compensation measure of target annual compensation for fiscal 2018, consisting of base salary, estimated profit sharing or incentive compensation with a performance period of one year or less, as applicable, and allowance, calculated using internal human resources records. As allowed under Securities and Exchange Commission rules, base pay was annualized for full-time or part-time permanent employees hired during fiscal 2018 to reflect a full year of service.
We selected the median employee to determine the required ratio by:

•	Calculating the compensation based on the consistently applied measure of target annual compensation as described above of all of our employees except the CEO;

•	Determining the median employee from our employee population based on this consistently applied compensation measure; and

•
Identifying the ten employees whose target annual compensation was situated above and below this median and calculating total annual compensation for this subset of employees using the same methodology we use for our named executive officers as set forth in the fiscal 2018 Summary Compensation Table in this proxy statement in accordance with Item 402 of Regulation S-K (the “Item 402 Rules”), excluding any employee who had anomalous compensation characteristics, to ensure that our selected median employee reflects our population as a whole and support the reasonableness of our consistently applied compensation measure.

We calculated the total annual compensation of our CEO and of the median employee using the Item 402 Rules. Because Mr. Lowe served as our CEO during only a portion of the year including April 1, 2018, we annualized his compensation to reflect his compensation as if he were CEO for the full fiscal year, including adjustments to his salary, annual incentive award, and contributions to the 401(k) retirement plan. As a result, the annualized total compensation for our CEO for purposes of this pay ratio disclosure differs from the annual total compensation reflected in the Summary Compensation Table appearing on page 42 of this proxy statement. The total annualized compensation for our CEO for fiscal 2018 was $13,962,694, the total annual compensation for the median employee was $42,178, and the resulting ratio of these amounts is 331 to 1. This ratio includes a one-time, sign-on equity grant awarded to Mr. Lowe as part his new hire compensation package in September 2017 that will not be part of his ongoing compensation arrangements. If we exclude the value of this sign-on grant from the total annual compensation of our CEO, his annual compensation (annualized for the full fiscal year as described above) would have been $8,171,173, resulting in a ratio of 194 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with the Securities and Exchange Commission Item 402 Rules based on our payroll and employment records and the methodology described above. Because the Securities and Exchange Commission Item 402 Rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plans
As of September 4, 2018:

•
There were options to purchase 5,731,980 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 3.03 years, and the weighted average exercise price was $39.98.

•	There were 4,113,733 shares subject to outstanding stock awards that remain subject to forfeiture.

•
There were 5,141,381 shares available for future grants under the LTIP, 1,948,611 shares available for future issuance under the 2005 Employee Stock Purchase Plan, or ESPP, and 55,020 shares available for future issuance under the Non-Employee Director Stock Compensation and Deferral Program, or the Deferral Program.

The following table provides information, as of June 24, 2018, for all of the Company’s compensation plans (including individual compensation arrangements) under which it is authorized to issue equity securities.
Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights (2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	9,972,898	(3)	$39.58	8,025,107	(4)
Equity compensation plans not approved by security holders	43,468	(5)	—	56,532	(6)
Total	10,016,366		$39.58	8,081,639
________________

(1)	Refers to shares of the Company’s common stock.

(2)	The weighted average exercise price relates solely to outstanding stock option shares because shares subject to restricted stock units have no exercise price.

(3)	Includes shares issuable upon exercise of outstanding options and restricted stock units under the 2004 LTIP - 2,373,386 shares; and LTIP - 7,599,512 shares.

(4)	Includes shares remaining for future issuance under the following plans in the amounts indicated: LTIP - 6,076,496 shares and ESPP - 1,948,611 shares.

(5)	Includes shares issuable under the Deferral Program - 43,468 shares.

(6)	Includes shares remaining for future issuance under the Deferral Program.
As of June 24, 2018, the only compensation plan or arrangement under which the Company is authorized to issue equity securities and which has not been previously approved by the shareholders is the Deferral Program. The following is a brief description of the material features of this plan; this description is not intended to be a complete description of the plan and is qualified in its entirety by reference to the full text of the plan:
Deferral Program. The Company offers its non-employee directors the opportunity to receive all or a portion of their cash compensation in shares of the Company’s common stock and to defer the time of receipt of such shares. A non-employee director may elect to receive a lump sum payment or annual installment payments of the shares following such director’s separation from service with the Company. Non-employee directors must make their deferral elections by December 31 of the prior year. The Board of Directors adopted the plan in August 2009, and it became effective on January 1, 2010. As of June 24, 2018, there were 100,000 shares reserved for issuance under the Deferral Program, of which 43,468 shares have been credited to directors’ accounts.

DIRECTOR COMPENSATION
Summary of Cash and Certain Other Compensation
The following table summarizes the annual and long-term compensation of each of our non-employee directors who served during fiscal 2018.
Director Compensation for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Clyde R. Hosein (2)	$80,000	$171,676	—	—	$251,676
Robert A. Ingram (3)	$110,000	$171,676	—	—	$281,676
Darren R. Jackson (4)	$95,000	$171,676	—	—	$266,676
C. Howard Nye (5)	$80,000	$171,676	—	—	$251,676
John B. Replogle (6)	$80,000	$171,676	—	—	$251,676
Thomas H. Werner (7)	$85,000	$171,676	—	—	$256,676
Anne C. Whitaker (8)	$75,000	$171,676	—	—	$246,676
__________________________

(1)
Amounts listed in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted during fiscal 2018 calculated in accordance with ASC Topic 718. These amounts relate to the annual grant of 7,033 RSUs to each non-employee director on September 1, 2017. All awards were made under the LTIP. For a discussion of the assumptions used to value these awards, see Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2018.

(2)	As of June 24, 2018, Mr. Hosein had 12,000 options outstanding, all of which were exercisable. In addition, Mr. Hosein held 7,033 RSUs that vested on September 1, 2018.

(3)
As of June 24, 2018, Mr. Ingram had 12,000 options outstanding, all of which were exercisable. In addition, Mr. Ingram held 7,033 RSUs that vested on September 1, 2018. Lastly, Mr. Ingram deferred all of the $110,000 of fees earned in fiscal 2018 into the Deferral Program (as described below).

(4)	As of June 24, 2018, Mr. Jackson had no options outstanding; however, Mr. Jackson held 9,301 RSUs of which 7,033 vested on September 1, 2018. The remaining 2,268 RSUs will vest on May 3, 2019.

(5)
As of June 24, 2018, Mr. Nye had no options outstanding; however, Mr. Nye held 9,257 RSUs of which 7,033 vested on September 1, 2018. The remaining 2,224 RSUs will vest on October 27, 2018. Lastly, Mr. Nye deferred all of the $80,000 of fees earned in fiscal 2018 into the Deferral Program (as described below).

(6)
As of June 24, 2018, Mr. Replogle had 4,000 options outstanding, all of which were exercisable. In addition, Mr. Replogle held 7,033 RSUs that vested on September 1, 2018. Lastly, Mr. Replogle deferred all of the $80,000 of fees earned in fiscal 2018 into the Deferral Program.

(7)	As of June 24, 2018, Mr. Werner had 12,000 options outstanding, all of which were exercisable. In addition, Mr. Werner held 7,033 RSUs that vested on September 1, 2018.

(8)	As of June 24, 2018, Ms. Whitaker had 4,000 options outstanding, all of which were exercisable. In addition, Ms. Whitaker held 7,033 RSUs that vested on September 1, 2018.

Summary of Director Compensation Program
Non-employee directors are compensated for Board of Directors service through a combination of a cash retainer and grants of RSUs and nonqualified stock options to purchase shares of our common stock. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board of Directors.
Commencing fiscal 2015, each non-employee director then serving on the Board who has been nominated for re-election is granted RSUs on the first business day of September vesting in full on the first anniversary of the date of grant. The number of RSUs granted is determined by dividing $170,000 by the 30-day average closing stock price of the Company’s common stock ending one trading day prior to the date of grant. Non-employee directors appointed to fill a vacancy between annual meetings of shareholders are granted restricted stock units as provided above, except that the restricted stock units will vest in three equal annual installments on the anniversary of the date of grant. Vesting of all equity awards is subject to continued service.
In fiscal 2017, non-employee directors were paid the following quarterly cash retainers: $15,000 for service as a member of the Board; $15,000 for service as Chairman of the Board; $5,000 for service as Lead Independent Director; $7,500 for service as Audit Committee Chair; $5,000 for service as Compensation Committee Chair; $2,500 for service as Governance and Nominations Committee Chair; $3,750 for service as a member of the Audit Committee; $2,500 for service as a member of the Compensation Committee; and $1,250 for service as a member of the Governance and Nominations Committee. Committee chairs receive the retainer for service as chair in addition to the retainer for committee membership. Unless another compensation arrangement is put in place at the time of special committee formation, non-employee directors may also receive meeting fees of $1,000 for service as a committee member or $2,000 for service as committee chair of any additional committee of the Board of Directors that may be formed in the future.
Non-employee directors may elect to participate in the Deferral Program. Under this plan, a participant will receive shares of our common stock in lieu of all or a portion of the quarterly retainer and any meeting fees earned. The number of shares will be determined quarterly by dividing the applicable fees by the fair market value of a share, with fair market value for this purpose defined as the consolidated closing bid price on Nasdaq on the first business day following announcement of financial results for the previous fiscal quarter. A participant in the plan may also choose to defer receipt of the shares until after his or her separation from service as a director. A participant who elects to defer receipt of shares may choose either a lump sum distribution, to be made in any of the first five years after the year of separation from service as a director, or a series of up to five installment distributions ending not later than the fifth year after separation from service. In the event of the death of a participant, either while serving as a director or after separation of service, any deferred distributions will be made within ninety days after the date of death.
Compensation Committee Interlocks and Insider Participation
Messrs. Nye and Werner and Ms. Whitaker served on our Compensation Committee during fiscal 2018. None of these individuals has ever served as an officer or employee of our Company or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2018. No interlocking relationships existed during fiscal 2018 between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee has reappointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company for fiscal 2019. PricewaterhouseCoopers LLP was first engaged as our independent auditors for fiscal 2014 and has served as our independent auditors for each subsequent fiscal year. A representative from PricewaterhouseCoopers LLP is expected to be present at the 2018 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Although shareholder ratification of the appointment is not required by law or the Company’s Bylaws, the Audit Committee has determined that, as a matter of corporate governance, the selection of independent auditors should be submitted to the shareholders for ratification. If the appointment of PricewaterhouseCoopers LLP is not ratified by a majority of the votes cast at the 2018 Annual Meeting, the Audit Committee will consider the appointment of other independent auditors for subsequent fiscal years. Even if the appointment is ratified, the Audit Committee may change the appointment at any time during the year if it determines that the change would be in the Company’s best interest and the best interests of the shareholders.
The Board of Directors recommends
shareholders vote FOR Proposal No. 2.
Report of the Audit Committee
The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process and audits of the Company’s financial statements, including its internal controls over financial reporting. The full responsibilities of the Audit Committee are described in a written charter adopted by the Board of Directors, a copy of which is posted on the Company’s website at www.cree.com. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing opinions on the effectiveness of the Company’s internal controls.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements, management’s assessment and report on the effectiveness of the Company’s internal controls, the independent auditors’ attestation report on the Company’s internal controls and the processes that support certifications of the Company’s financial statements by the Company’s CEO and CFO. The Audit Committee has also discussed with the independent auditors the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the auditors the auditors’ independence.
The members of the Audit Committee in carrying out their duties are not engaged in the practice of accounting and do not act as auditors. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact independent.
The Audit Committee routinely meets privately with the Company’s internal auditor and the independent auditors.

Based upon the review and discussions described in this report and, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 24, 2018 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Darren R. Jackson, Chairman
Clyde R. Hosein
Robert A. Ingram
John B. Replogle
Independent Auditor Fee Information
The fees of PricewaterhouseCoopers LLP for the fiscal years shown were as follows:

	Fiscal 2018	Fiscal 2017
Audit Fees	$3,032,000	$2,462,000
Audit-Related Fees	50,000	—
Tax Fees	170,000	191,000
All Other Fees	3,000	3,000
Total	$3,255,000	$2,656,000
Audit Fees. This category includes fees billed for the fiscal year shown for the audits of the Company’s annual financial statements and internal control over financial reporting, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits.
Audit-Related Fees. This category includes fees billed in the fiscal year shown for assurance and related services that are reasonably related to the performance of the audits and reviews of the Company’s financial statements and are not reported under the category “Audit Fees.”
Tax Fees. This category includes fees billed in the fiscal year shown for professional services for tax compliance, tax planning, transfer pricing documentation assistance and tax advice.
All Other Fees. This category includes fees billed in the fiscal year shown for online research tool access.
All audit and permissible non-audit services provided by the Company’s independent auditors, as well as the fees for such services, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting. The Committee has delegated such authority to the Committee’s chairman. Any pre-approval is generally for the current fiscal year, and any pre-approval is detailed as to the particular service or category of services. All audit and non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2018 and fiscal 2017 were approved by or on behalf of the Company’s Audit Committee.

PROPOSAL NO. 3—ADVISORY (NONBINDING) VOTE
TO APPROVE EXECUTIVE COMPENSATION
As discussed in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to enhance shareholder value by providing compensation packages that enable the Company to attract and retain talented executives, align the interests of the Company’s executives with the long-term interests of shareholders and motivate executives to achieve the Company’s business goals and objectives. We believe that our compensation policies and procedures reward executive officers for both their performance and the Company’s performance and that such compensation policies and procedures create incentives for the Company’s executive officers that are strongly aligned with the long-term interests of shareholders.
As required by Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote to approve the compensation of the Company’s named executive officers as described in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, is designed to give you as a shareholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s proxy statement for the 2018 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
When you cast your vote, we urge you to consider the description of the Company’s executive compensation program contained in the Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative disclosure, as well as the following factors:

•
Aggressive financial targets for performance-based short-term cash incentive compensation. The Committee established challenging annual Cree-wide financial targets for the fiscal 2018 performance-based cash incentive programs that applied to all of Cree’s named executive officers serving for the full fiscal year. Cree did not reach the threshold target for payout under its Cree-wide annual financial targets in fiscal 2018. Because Mr. McDevitt’s performance based cash incentives were measured solely on achievement of Cree-wide annual financial targets for fiscal 2018, Mr. McDevitt was not entitled to receive a calculated annual cash incentive payout under the LTIP, but the Compensation Committee exercised discretion to award him a payout of 27.5% of target for fiscal 2018. Mr. Emerson also received no payout with respect to the portion of his incentive award based on Cree-wide targets. Mr. Lowe’s short term incentive was fixed to be paid out at not less than target in connection with his engagement as CEO.

•
Proportion of performance-based pay. Based on the Committee’s pay for performance philosophy, as a direct result of the Committee’s compensation decisions, approximately 80% of Mr. McDevitt’s target total direct compensation for fiscal 2018 was comprised of variable performance-based pay in the form of short-term cash incentives and long-term equity awards. Similarly, 88% of Mr. Lowe’s target total direct compensation for fiscal 2018 was comprised of these components, although for this transition year, Mr. Lowe was entitled to receive annual cash incentive at not less than the target amount as part of the sign-on package to attract and engage a new CEO.

•
Long-term equity compensation. For fiscal 2018, Cree granted equity awards to Mr. Lowe and the named executive officers who served for the full fiscal year in the form of RSUs and PSUs to align the interests of the named executive officers with Cree shareholders and to facilitate named executive officer retention. As discussed above, Cree did not reach the performance threshold for vesting of (i) the third performance period tranche of the PSUs granted in September 2015 under the established annual financial targets for fiscal 2018; (ii) the performance threshold for vesting of the second performance period tranche of the PSUs granted in September 2016 under the established annual financial targets for fiscal 2018; or (iii) the performance threshold for vesting of the first performance period tranche of the PSUs granted in September 2017 under the established annual financial targets for fiscal 2018, and as a result, none of these tranches of PSUs vested in September 2018.

•
Solicitation of shareholder feedback and revisions to compensation programs. As discussed on page 26, the Company continued to actively engage in dialogue with shareholders during fiscal 2018, and has made corresponding changes to its compensation programs, including changes in the long-term incentive mix, to increase the allocation of PSUs from 40% to 50%, effective for fiscal 2018 equity awards; changes in long-term incentive metrics including adding an external metric aligned with shareholder return; removal of certain PSU vesting provisions; and elimination of individual incentive metrics for short-term incentives.
Because your vote is advisory, it will not be binding upon the Board of Directors, will not overrule any decision by the Board of Directors and will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends
shareholders vote FOR Proposal No. 3.

OTHER MATTERS
Other Business
Other than the election of the eight directors listed in this proxy statement, ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2019 and the advisory (nonbinding) vote to approve executive compensation, as described in this proxy statement, the Board of Directors presently knows of no other business to be conducted at the 2018 Annual Meeting of Shareholders. Under the Company’s Bylaws, any shareholder desiring to present a proposal for consideration at the meeting, including any director nomination, was required to give the Company written notice of the proposal in accordance with the Bylaws by July 26, 2018. No timely notices meeting the Bylaw requirements have been received. Should any other business properly come before the meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the Securities and Exchange Commission the accompanying proxy cannot be voted for more than eight nominees.
2019 Annual Meeting of Shareholders
Pursuant to the rules of the Securities and Exchange Commission, shareholder proposals submitted for inclusion in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2019 must be received by the Company not later than May 15, 2019, and must comply with the Securities and Exchange Commission’s rules in other respects.
Other shareholder proposals to be presented at the annual meeting in 2019, including director nominations, must comply with the notice requirements of the Company’s Bylaws and be delivered to the Company not later than July 24, 2019, nor earlier than June 24, 2019. Any such proposals should be sent via means that afford proof of delivery to the Secretary at the Company’s principal executive offices.
Procedures for Director Nominations
Under the charter of the Governance and Nominations Committee, the Committee is responsible for identifying from a wide field of candidates, including women and minority candidates, and recommending that the Board of Directors select qualified candidates for membership on the Board of Directors. In identifying candidates, the Committee takes into account such factors as it considers appropriate, which may include the factors listed on page 6. The Committee is also authorized to develop additional policies regarding Board size, composition and member qualification. The Governance and Nominations Committee annually reviews its charter and recommends changes to the Board of Directors for approval when deemed advisable.
The Governance and Nominations Committee is responsible for evaluating suggestions concerning possible candidates for election to the Board of Directors submitted to the Company, including those submitted by Board members (including self-nominations) and shareholders. All candidates, including those submitted by shareholders, will be evaluated by the Committee on the same basis as other candidates using the Board of Directors membership criteria described above and in accordance with applicable procedures. The Governance and Nominations Committee annually considers the size, composition and needs of the Board of Directors in light of the criteria listed on page 6, and accordingly considers and recommends candidates for membership on the Board of Directors based on these criteria. Once candidates have been identified, the Committee will determine whether such candidates meet the minimum qualifications for director nominees.
Any shareholder desiring to present a nomination for consideration by the Governance and Nominations Committee prior to the 2019 Annual Meeting must do so in accordance with the Company’s Bylaws. See “2019 Annual Meeting of Shareholders” above.
Shareholder Communications with Directors
The Board of Directors, as a matter of policy, desires to facilitate communications between shareholders and directors to assist the Board of Directors in fulfilling its responsibilities to all shareholders. To that end the Board of Directors has established a process for use by shareholders who desire to bring matters to the Board’s attention. The process is intended to provide shareholders one means of communicating with directors and is not intended to be exclusive.

Any shareholder who desires to send a communication to members of the Board of Directors may submit it either by e-mail addressed to Corporate_Secretary@Cree.com or by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703. All such communications should include the number of shares beneficially owned by the person submitting the communication and his or her mailing address, telephone number and e-mail address, if any. All communications properly submitted under these procedures, except those deemed inappropriate as noted below, will be delivered to all members of the Board of Directors periodically, generally in advance of each regularly scheduled Board of Directors meeting. The Board of Directors has directed that the Secretary not forward communications which (1) are not reasonably related to the business of the Company; (2) concern individual grievances or other interests that are personal to the shareholder submitting the communication and that cannot reasonably be construed to present a matter of concern to shareholders generally; or (3) under community standards, contain offensive, scurrilous or abusive content or that advocate engaging in illegal activities. If the Secretary, in his or her judgment, deems a communication inappropriate under the foregoing criteria, it will be returned to the person who submitted it together with a brief explanation of the reason why it has been deemed inappropriate for delivery.
Costs of Soliciting Proxies
The Company will bear the cost of this solicitation, including the preparation, printing and mailing of the proxy statement, proxy card and any additional soliciting materials sent by the Company to shareholders. The Company’s directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and informational support for a fee of $10,000 plus an allowance for the reimbursement of customary disbursements. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.
Availability of Report on Form 10-K
A copy of the Company’s report on Form 10-K for the fiscal year ended June 24, 2018 (without exhibits), including financial statements, will be furnished without charge to any shareholder whose proxy is solicited hereby upon written request directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Shareholders Sharing the Same Last Name and Address
Only one Notice or Annual Report and proxy statement, as applicable, may be delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the Notice or Annual Report and proxy statement, as applicable, to a shareholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to the Corporate Secretary by e-mail addressed to Corporate_Secretary@Cree.com, by mail addressed to the attention of the Corporate Secretary at Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703 or by telephone at (919) 407-5300. Shareholders sharing an address and currently receiving a single copy may contact the Corporate Secretary as described above to request that multiple copies be delivered in future years. Shareholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting the Corporate Secretary as described above.
Principal Executive Offices and Annual Meeting Location
The Company’s principal executive offices are located at 4600 Silicon Drive, Durham, North Carolina 27703, and the main telephone number at that location is (919) 407-5300. The 2018 Annual Meeting of Shareholders will be held at our offices at the Cree Lighting Experience Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 22, 2018, at 12:00 p.m. local time. Requests for directions to the meeting location may be directed to: Director, Investor Relations, Cree, Inc., 4600 Silicon Drive, Durham, North Carolina 27703.
Dated: September 7, 2018

APPENDIX A

RADFORD GLOBAL TECHNOLOGY SURVEY
PUBLIC HIGH TECHNOLOGY COMPANIES WITH $1B TO $3B IN ANNUAL REVENUE

1	AKAMAI TECHNOLOGIES	34	LITTELFUSE
2	ALLSCRIPTS	35	LOGITECH
3	ARISTA NETWORKS	36	LUMENTUM
4	ATHENAHEALTH	37	MARVELL SEMICONDUCTOR
5	BENCHMARK ELECTRONICS	38	MAXIM INTEGRATED PRODUCTS
6	BLACKBERRY LIMITED	39	MICROSEMI
7	BRUKER	40	MKS INSTRUMENTS
8	CADENCE DESIGN SYSTEMS	41	NATIONAL INSTRUMENTS
9	CDK GLOBAL	42	NETGEAR
10	CIRRUS LOGIC	43	NETSCOUT SYSTEMS
11	CRITEO	44	NUANCE COMMUNICATIONS
12	CUBIC CORPORATION	45	OPEN TEXT
13	CURTISS WRIGHT CORPORATION	46	PALO ALTO NETWORKS
14	CYPRESS SEMICONDUCTOR	47	PANDORA MEDIA
15	DIGITAL REALTY TRUST	48	PLEXUS
16	DOLBY LABORATORIES	49	PTC-PARAMETRIC TECHNOLOGY
17	EASTMAN KODAK COMPANY	50	RED HAT
18	ENDURANCE INTERNATIONAL GROUP	51	SCIENTIFIC GAMES CORPORATION
19	ENTEGRIS	52	SERVICENOW
20	ESTERLINE TECHNOLOGIES	53	SHUTTERFLY
21	F5 NETWORKS	54	SUNPOWER
22	FINISAR	55	SYNAPTICS
23	FLIR SYSTEMS	56	SYNOPSYS
24	FORTINET	57	TERADATA
25	FTD	58	TERADYNE
26	GARMIN	59	TRIMBLE NAVIGATION
27	GODADDY.COM	60	TRIPADVISOR
28	GOPRO	61	TTM TECHNOLOGIES
29	INTELSAT	62	VERINT SYSTEMS
30	IPG PHOTONICS	63	VERISIGN
31	ITRON	64	VIASAT
32	KEYSIGHT TECHNOLOGIES	65	WORKDAY
33	KLA-TENCOR	66	XILINX

A-1

CREE, INC. 4600 SILICON DRIVE DURHAM, NC 27703
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CREE, INC. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E51114-P12597	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CREE, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors				For All	Withhold All	For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. ELECTION OF DIRECTORS Nominees: 01) John C. Hodge 02) Clyde R. Hosein 03) Darren R. Jackson 04) Duy-Loan T. Le	05) Gregg A. Lowe 06) John B. Replogle 07) Thomas H. Werner 08) Anne C. Whitaker			☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals.
Vote on Proposals

2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2019.
							For ☐	Against ☐	Abstain ☐
3. ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION.							☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.   If any other matters properly come before the meeting or any adjournments thereof, the person named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated September 7, 2018, receipt of which is hereby acknowledged.

For address changes, please check this box and write the changes on the back where indicated.			☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign your name exactly as it appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E51115-P12597

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS OCTOBER 22, 2018

The undersigned hereby appoints Gregg A. Lowe and Bradley D. Kohn, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Cree, Inc. that the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders of Cree, Inc. to be held at the offices of the corporation at the Cree Lighting Experience Center, 4408 Silicon Drive, Durham, North Carolina 27703, on Monday, October 22, 2018 at 12:00 p.m. local time, and any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE